UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting

of Stockholders

and Proxy

Statement

May 18, 2016

Hertz Global Holdings, Inc.

8501 Williams Road

Estero, FL 33928

March   , 2016

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 10:30 a.m. (local time) on May 18, 2016, at our Global Headquarters located at 8501 Williams Road, Estero, Florida 33928.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet at www.proxyvote.com, instead of by mail. On or about April , 2016, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report to stockholders for 2015 and how to vote. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

Your vote is important. Please vote as promptly as possible. Whether you plan to attend the annual meeting or not, you may vote by following the instructions set forth in the Notice, this proxy statement or as set forth in the proxy card. If you attend the annual meeting, you may vote in person.

Registration and seating will begin at 10:00 a.m. (local time). In order to be admitted to the annual meeting, a stockholder must present proof of stock ownership as of the close of business on the record date, March 25, 2016, which can be the Notice, a proxy card or a brokerage statement reflecting stock ownership as of March 25, 2016. Stockholders will be asked to sign an admittance card and must also present a form of photo identification such as a driver’s license. Cameras and recording devices will not be permitted at the annual meeting.

Sincerely,

/s/ Linda Fayne Levinson
Linda Fayne Levinson
Independent Non-Executive Chair

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF HERTZ GLOBAL HOLDINGS, INC.

Time and Date:	10:30 a.m. (local time), May 18, 2016.

Place:	Our Global Headquarters, located at 8501 Williams Road, Estero, Florida 33928.

Proposals:	1.	Election of the eight nominees identified in the accompanying proxy statement to serve as directors until the next annual meeting of stockholders;

	2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation;

	3.	Approval of a potential amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split and authorize our Board of Directors to select the ratio of the reverse stock split as set forth in the amendment;

	4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2016; and

	5.	Transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Company recommends a vote FOR each of Proposals 1-4.

Who Can Vote:	Only holders of record of the Company’s common shares at the close of business on March 25, 2016 will be entitled to vote at the meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”).

Date of Mailing:	This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on March , 2016, and we expect to first send the Notice to stockholders on or about April , 2016.

/s/ Thomas J. Sabatino, Jr.
Thomas J. Sabatino, Jr.
Senior Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary

Estero, Florida

March   , 2016

Table of Contents

Section/Proposal	Page
Proxy Procedures and Information about the Annual Meeting
Important Information about Annual Meeting and Proxy Procedures	1

Corporate Governance
Corporate Governance and General Information Concerning the Board and Its Committees	4

Election of Directors
Proposal 1: Election of Directors	9
Continuing Directors	13

Compensation Discussion and Analysis
Executive Summary	14
Compensation Discussion and Analysis	17
Compensation Committee Report	30

Summary Compensation Table and Executive Compensation
2015 Summary Compensation Table	31

Director Compensation
Director Compensation	43
2015 Non-Employee Director Compensation Table	44

Annual Meeting Proposals:
Proposal 2: Approval, By a Non-Binding Advisory Vote, of the Named Executive Officers’ Compensation	45
Proposal 3: Approval of a potential amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split and authorize our Board of Directors to select the ratio of the reverse stock split as set forth in the amendment	46
Proposal 4: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Year 2016	51

Auditor Information
Independent Registered Public Accounting Firm Fees	52
Audit Committee Report	53

Other Matters
Security Ownership of Certain Beneficial Owners, Directors and Officers	54
Compensation Committee Interlocks and Insider Participation	56
Section 16(a) Beneficial Ownership Reporting Compliance	56
Certain Relationships and Related Party Transactions	56
Other Business	59
Annex A Non-GAAP Measures	A-1
Annex B Form of Certificate of Amendment	B-1

PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

IMPORTANT INFORMATION ABOUT ANNUAL

MEETING AND PROXY PROCEDURES

The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on May 18, 2016, beginning at 10:30 a.m. (local time) at our Global Headquarters located at 8501 Williams Road Estero, Florida 33928. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission (the “SEC”) on March , 2016, and we expect to first send the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders on or about April , 2016.

Unless the context otherwise requires, in this proxy statement (i) the “Company” means Hertz Global Holdings, Inc., (ii) “Hertz” means The Hertz Corporation, our primary operating company and a direct wholly-owned subsidiary of Hertz Investors, Inc., which is wholly owned by the Company, (iii) “we,” “us” and “our” mean the Company and its consolidated subsidiaries, (iv) “our Board” or “the Board” means the Board of Directors of the Company and (v) “our common stock” means the common stock of the Company.

Purpose of the Annual Meeting

At the annual meeting, stockholders will act upon the matters set forth in the Notice, including:

1.	Election of the eight nominees identified in this proxy statement to serve as directors until the next annual meeting of stockholders;

2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation;

3.	Approval of a potential amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split and authorize our Board of Directors to select the ratio of the reverse stock split as set forth in the amendment;

4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2016; and

5.	Transaction of any other business that may properly be brought before the annual meeting.

The Company’s senior management will also present information about the Company’s performance during 2015 and will answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the annual meeting as March 25, 2016. Only holders of record of the Company’s common stock at the close of business on the record date are entitled to receive the Notice and vote at the annual meeting. On March 25, 2016, the Company had approximately shares of common stock outstanding.

Voting Procedures

If you are a stockholder of record, you may vote as set forth in the Notice, or as follows:

•	Voting by Internet: Follow the instructions on www.proxyvote.com.

•	Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.

•	Voting by Mail: Complete, sign and date the proxy card included in the printed proxy materials.

•	Voting in Person: See the procedures for voting in person below.

Hertz Global Holdings, Inc. 2016 Proxy Statement	1

PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

Procedures for Attending and Voting at the Annual Meeting

For those stockholders who wish to attend the annual meeting, you will need the following:

•	admission ticket in your proxy materials;

•	photo identification; and
•	proof of stock ownership.

Please note that no cameras or recording devices are allowed at the annual meeting. Seating for the annual meeting starts at 10:00 a.m. (local time) and the annual meeting will start at 10:30 a.m. (local time).

If you hold your shares through a broker or bank, you will need the proxy from your bank or broker in order to vote your shares at the meeting. Please obtain such materials from your broker or bank.

Voting Options; Quorum

The Board recommends a vote “for” proposals 1-4 below. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes. For more detailed information, see each respective proposal.

Effect of
		Effect of	Broker
Proposal	Vote Required for Adoption	Abstentions	Non-Votes

Election of directors	Majority of shares cast	No effect	No effect
Advisory vote on executive	Majority of shares present	Vote “against”	No effect
compensation
Approval of the reverse stock	Majority of shares outstanding	Vote “against”	Vote “against”
split
Ratification of	Majority of shares present	Vote “against”	No effect
PricewaterhouseCoopers LLP

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

If you are a holder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Under New York Stock Exchange (“NYSE”) rules, your broker is permitted to vote on proposals 3 and 4 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board’s recommendations.

Notice of Internet Availability of Proxy Materials

We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2015, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

2	Hertz Global Holdings, Inc. 2016 Proxy Statement

PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

Revocation of Proxies

Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed the proxy card, you may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to Thomas J. Sabatino, Jr., Senior Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. You may also revoke your proxy by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the annual meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a holder of shares held in street name by your broker and you have previously directed your broker to vote your shares, you should instruct your broker to change or revoke your vote if you wish to do so. If you are a holder of shares held in street name by your broker and wish to cast your vote in person at the annual meeting, you should obtain a proxy to vote your shares from your broker.

Solicitation of Proxies

Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and Hertz will pay the solicitation costs on behalf of the Company. We have retained D.F. King & Co. (“D.F. King”), 48 Wall Street, New York, New York 10005, to aid in the solicitation process. For these and related advisory services, we will pay D.F. King a fee of approximately $27,500 and reimburse them for certain out-of-pocket disbursements and expenses. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Hertz will reimburse those record holders for their reasonable expenses on behalf of the Company. Broadridge has been retained by Hertz to facilitate the distribution of proxy materials at a customary fee plus distribution costs and other costs and expenses.

Additional Information

The Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2015 (“2015 Annual Report”) is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, www.hertz.com. Copies of the 2015 Annual Report, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida, 33928. Attention: Corporate Secretary.

Hertz Global Holdings, Inc. 2016 Proxy Statement	3

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING

THE BOARD AND ITS COMMITTEES

Corporate Governance

Our business is managed under the direction of our Board. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe promote responsible oversight of management.

Board Independence

Our Board has determined that Mses. Fayne Levinson and Everson and Messrs. Barnes, Berquist, Durham, Intrieri, Keizer, Koehler, Merksamer and Ninivaggi are “independent” as defined in the federal securities laws and applicable NYSE rules for service on our Board. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines.

In recommending to the Board that each of the independent directors be classified as independent, the Nominating and Governance Committee also considered whether there were any facts or circumstances that might impair the independence of each of those directors. In particular, the Nominating and Governance Committee considered that the Company in the ordinary course of business provides products and services to and purchases products and services from companies at which some of our directors serve or are employed. In each case: (i) the relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and (iii) the aggregate amounts of such purchases and sales were less than 2% of the consolidated gross revenues of each of the Company and the other company in each of the years 2015, 2014 and 2013.

Board Meetings and Annual Meeting Attendance

Our Board held 7 meetings in 2015. Each of our directors attended 75% or more of the total number of meetings of our Board held during the period in which he or she was a director and the number of meetings held by all Board committees on which he or she served. We do not have a policy with regard to directors’ attendance at our annual meeting. All of our directors standing for re-election attended the 2015 annual meeting.

Board Committees

Our Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Financing Committee. Each committee has a written charter and each charter is available without charge on the “Investor Relations—Committee Charters” portion of our website, www.hertz.com. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the independence and eligibility standards necessary for service on such committee pursuant to relevant securities laws, NYSE rules, our Corporate Governance Guidelines and the respective charter of each committee. Our Board has designated Messrs. Durham, Intrieri, Keizer and Koehler as “audit committee financial experts”.

4	Hertz Global Holdings, Inc. 2016 Proxy Statement

CORPORATE GOVERNANCE

Membership, Meetings and Roles and Responsibilities of the Board Committees

Audit Committee

Members	Roles and Responsibilities of the Audit Committee
Keizer (Chair) Durham Intrieri Koehler	• Oversees our accounting, financial and external reporting policies and practices as well as the integrity of our financial statements.
• Monitors the independence, qualifications and performance of our independent registered public accounting firm.
• Oversees the performance of our internal audit function, the management information systems and operational policies and practices that affect our internal controls.
• Monitors our compliance with legal and regulatory requirements.
Number of 2015 Meetings	• Reviews our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management and the preparation of our Audit Committee’s report included in our proxy statements.
10

Compensation Committee

Members	Roles and Responsibilities of the Compensation Committee
Fayne Levinson (Chair) Berquist Everson Ninivaggi	• Oversees our compensation and benefit policies, generally.
• Evaluates the performance of our CEO as related to all elements of compensation, as well as the performance of our senior executives.
• Approves and recommends to our Board all compensation plans for our senior executives.
• Approves the short-term compensation and grants to our senior executives under our incentive plans (both subject, in the case of our CEO, if so directed by the Board, to the final approval of a majority of independent directors of our Board).
Number of 2015 Meetings	• Prepares reports on executive compensation required for inclusion in our proxy statements • Reviews our management succession plan.
7

Nominating and Governance Committee

Members	Roles and Responsibilities of the Nominating and Governance Committee
Koehler (Chair) Everson Fayne Levinson Merksamer	• Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.
• Reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals.
• Reviews and evaluates directors for re-nomination and re-appointment to committees.
• Reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct and Directors’ Code of Conduct.
Number of 2015 Meetings	• Reviews and recommends to the Board the form and amount of compensation paid to directors.
4

Financing Committee

Members	Roles and Responsibilities of the Financing Committee
Durham (Chair) Berquist Fayne Levinson Intrieri Merksamer Tague

•  Reviews and makes recommendations to the Board (or if approval authority is delegated, approves) the Company’s and its subsidiaries capital markets and financing plans and the material terms and conditions of our debt and equity financings.

•  Reviews the Company’s dividend policy and make recommendations to the Board regarding the amount and frequency of dividends.

Number of 2015 Meetings
7

Hertz Global Holdings, Inc. 2016 Proxy Statement	5

CORPORATE GOVERNANCE

Risk Oversight

Risk Oversight—Our Board and Committees

Our Board oversees an enterprise-wide approach to risk management. This approach is designed to improve our long-term performance and enhance stockholder value. A fundamental part of risk management is understanding the risks we face. Also important is management’s role in addressing those risks and understanding what level of risk is appropriate for us. Our Board’s involvement in setting our business strategy is a key part of its assessment of management’s risk threshold and also helps determine an appropriate level of risk for us. The Board participates in an annual enterprise risk management assessment, which is led by the Company’s Internal Audit Department. The Board assesses enterprise risk management with the input of the report of the Compensation Committee and advisors and members of management. Various committees of the Board also have responsibility for risk management. The Audit Committee focuses on financial risk, including internal controls, and annually receives a risk assessment and risk management report from the Company’s Internal Audit Department. The Audit Committee also annually reviews with management our guidelines and policies and the commitment of internal audit resources as they relate to risk management. As described below, the Compensation Committee strives to create compensation incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Risk Considerations in our Compensation Program

In 2015, our Compensation Committee conducted its annual review of the risk profile of the Company’s compensation policies and practices. In connection with this review, the Compensation Committee engaged its independent consultant Frederic W. Cook & Co., Inc. (“Frederic Cook”), to assist it in analyzing the Company’s compensation policies and practices and associated compensation risks. Frederic Cook, with the assistance of management, prepared a risk profile assessment of the Company’s executive compensation policies and practices for executive officers. After its review of these assessments, the Compensation Committee presented the results to the Board in connection with the Board’s annual enterprise risk assessment. In addition, the Company’s management reviewed its compensation plans and practices in 2015 for all employees and presented the findings to the Compensation Committee. Based in part on such reports, the Compensation Committee determined that, for all employees, the Company’s enterprise-wide compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not motivate employees to take unnecessary risks, or pose a material risk to the Company, particularly in light of the following factors:

•	our use of different types of compensation programs, such as equity- and cash-based plans, that provide a balance of long- and short-term incentives;

•	our clawback policies, which allow us in certain circumstances in the event of a financial restatement, to seek the recovery of annual incentive awards, long-term incentive awards, equity-based awards and other performance-based compensation awarded to many of our employees, including all of our senior executives;

•	our use of a variety of financial and strategic performance objectives to help ensure that the Company’s overall business strategy is properly promoted;

•	our structuring of our compensation programs to include features such as caps on payments, exclusion of certain extraordinary items and institutional approval of amounts paid; and

•	our Company’s various policies and procedures and Internal Audit Department, all of which provide checks and balances that help us monitor risk and identify when an individual is taking excessive or inappropriate risks.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact our directors may send written correspondence to: Hertz Global Holdings, Inc., 8501 Williams Road, Estero Florida, 33928, Attention: Corporate Secretary.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed.

6	Hertz Global Holdings, Inc. 2016 Proxy Statement

CORPORATE GOVERNANCE

Director Nominations

The Nominating and Governance Committee will consider director nominations made by stockholders. To nominate a person to serve on the Board, a stockholder should write to: Hertz Global Holdings, Inc., 8501 Williams Road, Estero Florida, 33928, Attention: Corporate Secretary. Director nominations must be delivered to the Corporate Secretary in accordance with the Company’s By-laws. This generally means the nomination must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date of the preceding year’s annual meeting, the notice must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The nomination must contain any applicable information set forth in the Company’s By-laws. The Nominating and Governance Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors. The Nominating and Governance Committee also takes into consideration any written arrangements for director nominations the Company is a party to, including the Nomination and Standstill Agreement we entered into with Carl C. Icahn, described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.”

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines containing standards for the Nominating and Governance Committee to determine director qualifications. The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the Board, will:

•	review candidates’ qualifications for membership on the Board based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

•	in evaluating current directors for re-nomination to the Board, assess the performance and independence of such directors; and

•	periodically review the composition of the Board in light of the current challenges and needs of the Board and the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence.

The Corporate Governance Guidelines also contain policies regarding director independence, the mandatory retirement age of directors, simultaneous service on other boards and substantial changes relating to a director’s affiliation or position of principal employment. Among other things, the guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning. Copies of our Corporate Governance Guidelines, as well as our written Directors’ Code of Business Conduct and Ethics (the “Directors’ Code of Conduct”) applicable to our Board are available without charge on the “Investor Relations—Governance Documents” portion of our website, www.hertz.com.

Director Election Standards

The Company maintains a “majority” voting standard for uncontested elections. For a nominee to be elected to our Board, the nominee must receive more “for” than “against” votes. In accordance with our By-laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election and the Board accepts the resignation. In the event of a contested director election, a plurality standard will apply.

Our Board Leadership

As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and CEO in a manner that is in the best interests of our Company. The Board believes that the decision as to who should serve as Chair and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient leadership

Hertz Global Holdings, Inc. 2016 Proxy Statement	7

CORPORATE GOVERNANCE

structure for our Company is for John P. Tague to serve as CEO while Ms. Fayne Levinson serves as our Independent Non-Executive Chair of the Board (“Independent Non-Executive Chair”).

The Board believes that the current leadership structure benefits the Company by delineating roles of management and oversight over management. Our CEO and his management team provide the overall strategy and day-to-day leadership for our Company, and the Board, along with the Independent Non-Executive Chair, provides oversight and evaluates the performance of management. The Independent Non-Executive Chair, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings. The Independent Non-Executive Chair also sets the agenda for, and chairs, the Board’s regularly-scheduled executive sessions in which management (other than Mr. Tague) does not participate. In addition to the regularly-scheduled executive sessions of the Board that are held once per fiscal quarter without the presence of management (other than Mr. Tague), our directors held 4 executive sessions in 2015 where only our independent directors attended. The Independent Non-Executive Chair presided to facilitate the discussion. In addition, the Independent Non-Executive Chair, as the current Chair of the Compensation Committee, also significantly assists in evaluating and in setting the compensation of our CEO by conferring with other independent members of the Board regarding our CEO’s performance, providing perspective and facilitating our CEO’s self-assessment.

Policy on Diversity

The Corporate Governance Guidelines and the Nominating and Governance Committee charter specify that the Nominating and Governance Committee consider a number of factors, including diversity, when evaluating or conducting searches for directors. The Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.

Implementation and Assessment of Policies Regarding Director Attributes

The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. The Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership to support our role as one of the world’s leading car and equipment rental companies. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board’s mission. After conducting the foregoing analysis the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee takes into account the overall diversity of the Board and evaluates the Board in light of, among other things, the attributes discussed in “—Policy on Diversity” mentioned above.

8	Hertz Global Holdings, Inc. 2016 Proxy Statement

ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

The Company currently has ten directors divided into three classes: three in Class I, two in Class II and five in Class III. The terms of office of the three Class I directors and five Class III directors expire at the 2016 annual meeting of stockholders. The terms of the Class II directors will expire at the 2017 annual meeting and are listed after the Class I and Class III directors.

Class I and Class III Election

The three nominees for election as Class I directors and five nominees for election as Class III directors are listed below. If elected, the nominees for election as Class I and Class III directors will serve until the next annual meeting and until their successors are elected and qualify. If for any reason any nominee cannot or will not serve as a director, proxies may be voted for the election of a substitute nominee designated by our Board. The Class I and Class III Nominees are as follows:

Carolyn N. Everson (Class I)	Ms. Everson has served as a director of the Company and Hertz since May 2013. Ms. Everson is 44 years old.

Business Experience	Ms. Everson serves as Vice President of Global Marketing Solutions for Facebook, Inc. (“Facebook”), where she leads the company’s relationships with top marketers and agencies. Carolyn oversees a team of regional leaders, and the teams focused on global partnerships, global agencies, and Facebook’s Creative Shop. Before Facebook, Ms. Everson served as Corporate Vice President of Global Ad Sales and Strategy of Microsoft Corporation (“Microsoft”) from 2010 to 2011. Previous to Microsoft, Ms. Everson held various advertising management positions at MTV Networks Company (“MTV”) from 2004 to 2010, including serving as Executive Vice President and Chief Operating Officer of Ad Sales from 2008 to 2010. Prior to MTV, she served in roles of increasing responsibility with respect to business development and advertising at Primedia, Inc., Zagat Surveys LLC and Walt Disney Imagineering.

Marketing and Strategy Experience	Ms. Everson provides the Board with extensive experience and understanding of marketing and innovation strategies in her roles at Microsoft and Facebook, which are key areas for our Company’s growth.

Media and Technology Expertise	Ms. Everson brings her special expertise in media and technology developed from her roles at two of the world’s largest technology companies to support our continued efforts to develop and communicate our brand and product offerings.

International Business and Leadership Experience	Ms. Everson’s experience in managing global advertising efforts for technology companies and her leadership experience provide our Board with specialized perspective and knowledge.

Samuel J. Merksamer (Class I)	Mr. Merksamer has served as a director of the Company and Hertz since September 2014. Mr. Merksamer is 35 years old. Mr. Merksamer is a director designated by Carl C. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.”

Business Experience	Mr. Merksamer is a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining real estate and home fashion), where he has been employed since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

Directorships and Other Experience	Mr. Merksamer has been a director of: Cheniere Energy, Inc., a developer of natural gas liquefaction and export facilities of related pipelines, since August 2015; Transocean Partners LLC, a holding company with subsidiaries that own and operate ultra-deepwater drilling rigs, since November 2014; Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, since December 2013; Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2013; Navistar International Corporation, a truck and engine manufacturer, since December 2012; and Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since November 2012. Mr. Merksamer was previously a director of: Talisman Energy Inc., an independent oil and gas exploration and production company, from December 2013 to May 2015; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to September 2014; CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to May 2014; Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from September 2010 to January 2014; American Railcar Industries, Inc., a railcar manufacturing company, from June 2011 to June 2013; Viskase Companies, Inc., a food packaging company, from January 2010 to April 2013; PSC Metals Inc., a metal recycling company, from March 2009 to October 2012; and Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012. Ferrous Resources Limited, CVR Refining, CVR Energy, Federal-Mogul, American Railcar Industries, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non-controlling interests in Talisman, Transocean, Navistar, Cheniere Energy, and Dynegy Inc. through the ownership of securities.

Finance and Strategic Experience	Mr. Merksamer provides our board with significant financial and strategic experience gained through his multiple directorships.

Operating and Corporate Governance Experience	Mr. Merksamer’s service in other director roles provides our Board extensive operating and governance experience as well as providing perspectives on strategy and direction of our Company.

Capital Markets Experience	Mr. Merksamer’s experience at the Icahn entities and as a former analyst provide our Board with important expertise in capital markets and finance matters.

Hertz Global Holdings, Inc. 2016 Proxy Statement	9

ELECTION OF DIRECTORS

Daniel A. Ninivaggi (Class I)	Mr. Ninivaggi has served as a director of Hertz Holdings and Hertz since September 2014. Mr. Ninivaggi is 51 years old. Mr. Ninivaggi is a director designated by Carl C. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.”

Business Experience	Mr. Ninivaggi has served as a director of the Federal-Mogul Holdings Corporation since March 2010, as Co-Chairman since May 2015 and as Co-Chief Executive Officer and Chief Executive Officer of its Motorparts segment since February 2014. Mr. Ninivaggi was President of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, from April 2010 to February 2014, and its Chief Executive Officer from August 2010 to February 2014. From January 2011 to May 2012, Mr. Ninivaggi served as the Interim President and Interim Chief Executive Officer of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009 and emerged in November 2009. Mr. Ninivaggi served as Of Counsel to the law firm of Winston & Strawn LLP from July 2009 to March 2010, where he previously served as a Partner.

Directorships and Other Experience	Mr. Ninivaggi has been a director of numerous public and private companies, including Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises L.P., a diversified holding company with over $30 billion in assets engaged in a variety of businesses, including investment management, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, that is listed on NASDAQ and majority-owned by investor Carl C. Icahn, from March 2012 until May 2015; CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, from May 2012 to February 2014; CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to February 2014; Viskase Companies, Inc., a food packaging company, from June 2011 to February 2014; XO Holdings, a competitive provider of telecom services, from August 2010 to February 2014; Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions, from December 2010 to May 2012; Tropicana Entertainment Inc., a hotel and casino operator, from January 2011 to December 2015; and CIT Group Inc., a bank holding company, from December 2009 to May 2011.

Executive Officer and Leadership Experience	Mr. Ninivaggi provides the Board with leadership skills, significant management, strategic and operational experience through his roles of Co-Chief Executive Officer and Co-Chairman of Federal-Mogul Holdings and as a director and officer of multiple public and private companies.

Strategic and Risk Management Knowledge	Mr. Ninivaggi provides the Board significant experience in the evaluation of strategic opportunities and offers our Board perspectives on risk management with respect to our operations.

Extensive Knowledge of the Company’s Business and Industry	Mr. Ninivaggi provides the Board with specialized expertise on matters related to the automotive industry through his role at Federal-Mogul Holdings, Lear Corporation and other directorships.

David A. Barnes (Class III)	Mr. Barnes is a nominee to serve as a director of the Company and Hertz. Mr. Barnes is 60 years old.

Business Experience	Mr. Barnes is the Senior Vice President, Chief Information and Global Business Services Officer of United Parcel Service, Inc. (“UPS”), a role he has served in since 2011. From 2005 to 2011, Mr. Barnes served as Senior Vice President and Chief Information Officer at UPS. Mr. Barnes is responsible for all aspects of UPS delivery technology used around the world to deliver millions of packages a day. Mr. Barnes also chairs the UPS Information Technology Governance Committee, which is responsible for overseeing the direction of UPS technology investments. Prior to being named Chief Information Officer, Barnes was UPS’ Vice President, application portfolios, where he oversaw global technology solution development for customer technology, sales and marketing, package delivery operations, and multi-modal transportation. Mr. Barnes joined UPS in 1977, progressing quickly through increasingly important roles in industrial engineering, finance and information systems.

Directorships and Other Experience	Mr. Barnes is a director at Ingram Micro Inc.

Executive Officer Experience	Mr. Barnes has significant management and leadership skills gained as Chief Information Officer of UPS and a member of the UPS Management Committee.

Operations Expertise	Mr. Barnes’ role as Chief Information Officer of a company with millions of worldwide touchpoints and transactions provides the Board with critical experience regarding our domestic and international operations.

Strategy and Technology Experience	Mr. Barnes brings to our Board valuable insights on how to incorporate technology into our ongoing operations and how to oversee technology-based solutions to streamline our business.

10	Hertz Global Holdings, Inc. 2016 Proxy Statement

ELECTION OF DIRECTORS

Carl T. Berquist (Class III)	Mr. Berquist has served as a director of the Company and Hertz since November 2006. Mr. Berquist is 64 years old.

Business Experience	Mr. Berquist joined Marriott International, Inc. (“Marriott”) in December 2002 as Executive Vice President, Financial Information and Enterprise Risk Management and served as Chief Accounting Officer of Marriott. In 2009, Mr. Berquist became Executive Vice President and Chief Financial Officer of Marriott. Mr. Berquist announced his retirement from Marriott effective March 31, 2016. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen LLP, Mr. Berquist held numerous leadership positions, including managing partner of the worldwide real estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia.

Directorships and Other Experience	Mr. Berquist is a member of the Board of Advisors of both the Business School and the School of Hospitality Management at Penn State University. He is also a member of the Board of Advisors of Eberle Communications, a private direct mail company.

Financial Oversight and Risk Management Experience	Mr. Berquist’s years of leadership in management and operational positions as a chief financial officer, enterprise risk management executive and major audit company partner provides our Board with in-depth knowledge in financial, accounting and risk management issues.

Travel Industry Knowledge	Mr. Berquist’s knowledge of the travel industry gained while at Marriott also makes him an important asset to the Board in recognizing hospitality and overseeing strategic trends.

International Financial Expertise	Mr. Berquist’s experiences in managing the worldwide expansion of one of the most recognized hotel brands offers our Board specialized expertise in a variety of areas.

Henry R. Keizer (Class III)	Mr. Keizer has served as a director of the Company and Hertz since October 2015. Mr. Keizer is 59 years old.

Business Experience	Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International (“KPMGI”), a role from which he retired in December 2012. KPMGI is a professional services organization which provides audit, tax and advisory services in 152 countries. Prior to serving as Deputy Chairman and Chief Operating Officer of KPMG, Mr. Keizer held a number of key leadership positions throughout his 35 years at KPMGI, including Global Head of Audit, KPMGI from 2006 to 2010 and U.S. Vice Chairman of Audit, KPMG from 2005 to 2010.

Directorships and Other Experience	Mr. Keizer is also a director and audit committee chair of MUFG Americas Holdings Corporation, a financial and bank holding company with assets of $115 billion, of WABCO, a $3 billion global innovator and manufacturer of technologies that improve the safety and efficiency of commercial vehicles, and of Park Indemnity Limited, a Bermuda captive insurer affiliated with KPMGI. He previously served as a director and audit committee chair of Montpelier Re Holdings, Ltd., a global property and casualty reinsurance company until it merged with Endurance Specialty Holdings Ltd. in July 2015 and was a director on the Board of the American Institute of Certified Public Accountants.

Executive Officer Experience	Mr. Keizer has significant management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG.

Financial Reporting and General Industry Experience	Mr. Keizer, a certified public accountant, has extensive knowledge and understanding of financial accounting, reporting and auditing standards from his 35 years of experience and key leadership positions he held with KPMGI. Mr. Keizer also has over three decades of diverse industry perspective gained through advising clients engaged in manufacturing, banking, insurance, consumer products, retail, technology and energy, providing him with perspective on the issues facing major companies and the evolving business environment.

Risk Management Expertise	Mr. Keizer’s leadership experience at KPMG provides the Board with expertise in risk management and oversight over our domestic and international operations.

Hertz Global Holdings, Inc. 2016 Proxy Statement	11

ELECTION OF DIRECTORS

Linda Fayne Levinson (Class III)	Ms. Fayne Levinson has served as a director of the Company and Hertz since March 2012. Ms. Fayne Levinson is 74 years old. She has served as Lead Independent Director since August 14, 2014 and Independent Non-Executive Chair since September 7, 2014.

Business Experience	Ms. Fayne Levinson was a partner at GRP Partners, a venture capital investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a partner in Wings Partners, a private equity firm that took Northwest Airlines private, an executive at American Express running its leisure travel and tour business and a partner at McKinsey & Co.

Directorships and Other Experience	Ms. Fayne Levinson is also a director of Jacobs Engineering Group Inc., Ingram Micro Inc., The Western Union Company and NCR, where she has served as a director since 1997 and Lead Independent Director from 2007 to 2013. Ingram Micro Inc. has signed a definitive agreement to be acquired by Tianjin Tianhai Investment Company, Ltd.; Ms. Fayne Levinson will resign her directorship with Ingram Micro Inc. upon the consummation of the merger. After reviewing Western Union’s corporate governance policy regarding retirement age, the Company expects that Ms. Fayne Levinson will also not be nominated for re-election at Western Union’s upcoming annual meeting. Ms. Fayne Levinson was formerly a director at DemandTec, Inc. from 2005 to 2012 until IBM acquired that company. Ms. Levinson has extensive corporate governance and executive compensation experience having chaired multiple Compensation and Nominating and Governance Committees. Ms. Fayne Levinson previously served as a director of lastminute.com. Ms. Fayne Levinson is also on the U.S. Advisory Board of CVC Capital Partners.

Risk Management and Oversight	Ms. Fayne Levinson has demonstrated her expertise in risk management and oversight as a director of several public companies, including her experience as Lead Independent Director of NCR.

Travel Industry Knowledge	Ms. Fayne Levinson’s experience at Wings Partners, American Express and lastminute.com (where she served as a director from early stage private status through its IPO) provide her with extensive knowledge about the operating and financial issues that face the travel and transportation industry – both traditional and digital.

Leadership and Operating Experience	Ms. Fayne Levinson gained general management experience at American Express, strategic experience at McKinsey & Co. and investment experience at GRP Partners and Wings Partners. In addition, the Board believes that Ms. Fayne Levinson’s extensive management and leadership experience, her in-depth knowledge of corporate governance issues and her diversity of perspective provide us with valuable insight with regard to our global operations.

John P. Tague (Class III)	Mr. Tague has served as the Chief Executive Officer and director of the Company and Hertz since November 21, 2014. Mr. Tague is 53 years old. Mr. Tague’s employment agreement provides that he will serve as a member of the Board.

Business Experience	Mr. Tague has served as the President and Chief Executive Officer and a member of the Boards of Directors of Hertz Holdings and Hertz since November 2014. Mr. Tague previously spent eight years at United Airlines, Inc. and UAL Corporation, where he served in a number of leadership roles, including President and Chief Operating Officer. Mr. Tague joined United Airlines and UAL Corporation in 2003 as Executive Vice President of Customers. He served as President from 2009 until 2010; Executive Vice President and Chief Operating Officer from 2008 to 2009; Executive Vice President and Chief Revenue Officer from 2006 to 2008; and Executive Vice President of Marketing, Sales, and Revenue from 2004 to 2006. Just prior to joining Hertz, Mr. Tague served as Chairman and Chief Executive Officer of Cardinal Logistics Holdings. Cardinal Logistics Holdings was created by the merger between Cardinal Logistics Management, Inc. and Greatwide Logistics Services, LLC, where Mr. Tague had served as Chief Executive Officer since 2011.

Directorships and Other Experience	Mr. Tague serves as a director of Choice Hotels International, Inc., one of the world’s largest hotel franchisors, where he serves on the Compensation Committee. Mr. Tague previously served on the Board of Directors for Reddy Ice Inc., Pacer International, Inc., Orbitz, ATA and United Airlines.

Extensive Knowledge of the Travel Industry	As the former President of United Airlines, Mr. Tague has specialized knowledge and experience in the travel industry.

Leadership and Management Experience	Mr. Tague, through his experiences as our CEO and as a former lead executive of large companies, as well as through his other directorships, has demonstrated excellent leadership abilities, financial and operational expertise, commitment, good judgment and management skills.

Executive Officer Experience	Mr. Tague’s experience as a President of United Airlines, as well as our CEO, allows him to add strategic value to the Board.

The Board recommends a vote FOR

all of the Class I and Class III nominees

12	Hertz Global Holdings, Inc. 2016 Proxy Statement

CONTINUING DIRECTORS

Continuing Directors

Michael J. Durham (Class II)	Mr. Durham has served as a director of the Company and Hertz since November 2006. Mr. Durham is 65 years old.

Business Experience	Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc. (“Sabre”), then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre’s initial public offering, to October 1999. From March 1995 to July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre’s President. Prior to joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March 1995.

Directorships and Other Experience	Mr. Durham also serves as a member of the Board of Directors of Travelport Worldwide Ltd. During the preceding five years, Mr. Durham has served on the Boards of Directors of Asbury Automotive Group, Inc., Acxiom Corporation, and Cambridge Capital Acquisition Corp., all publicly listed companies, and Travora Media and Culligan International, both privately held companies.

Broad Industry Experience	Mr. Durham has extensive business experience in the automotive, travel and transportation industries, which provides our Board with leadership skills and a breadth of knowledge about the challenges and issues facing companies such as ours.

Public Company and Executive Officer Experience	Mr. Durham’s tenure both as Chief Executive Officer and Chief Financial Officer of large, multinational public companies allows him to add strategic value and management experience to the Board.

Corporate Governance and Financial Expertise	Mr. Durham’s experience as a director, and frequently a member of the audit committee, on a number of different company boards also gives him a valuable perspective to share with the Company.

Vincent J. Intrieri (Class II)	Mr. Intrieri has served as a director of the Company and Hertz since September 2014. Mr. Intrieri is 59 years old. Mr. Intrieri is a director designated by Carl C. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.”

Business Experience	Mr. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities.

Directorships and Other Experience	Mr. Intrieri has been a director of: Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2014; Navistar International Corporation, a truck and engine manufacturer, since October 2012; and Chesapeake Energy Corporation, an oil and gas exploration and production company, since June 2012. Mr. Intrieri was previously: a director of CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to September 2014; a director of Forest Laboratories, Inc., a supplier of pharmaceutical products, from June 2013 to June 2014; a director of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to May 2014; a director of Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, from December 2007 to June 2013; a director of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) from July 2006 to September 2012, and was Senior Vice President of Icahn Enterprises L.P. from October 2011 to September 2012; a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from December 2007 to April 2012; a director of Motorola Solutions, Inc., a provider of communication products and services, from January 2011 to March 2012; a director of XO Holdings, a competitive provider of telecom services, from February 2006 to August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 to June 2011; a director of American Railcar Industries, Inc., a railcar manufacturing company, from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; a director of WestPoint Home LLC, a home textiles manufacturer, from November 2005 to March 2011; chairman of the board and a director of Viskase Companies, Inc., a food packaging company, from April 2003 to March 2011; and a director of WCI Communities, Inc., a homebuilding company, from August 2008 to September 2009. CVR Refining, CVR Energy, Federal-Mogul, Icahn Enterprises, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home and Viskase Companies each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Transocean, Forest Laboratories, Navistar, Chesapeake Energy, Dynegy, Motorola Solutions and WCI Communities. Mr. Intrieri graduated in 1984, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting. Mr. Intrieri was a certified public accountant.

Accounting and Finance Experience	Mr. Intrieri’s significant financial and accounting experience through his directorships and employment with the Icahn entities makes him an iportant advisor to our Board.

Corporate Governance Experience	Mr. Intrieri’s multiple directorships give Mr. Intrieri a deep understanding of board responsibilities and provides our Board with strategic oversight capabilities.

Strategic and Risk Management Knowledge	Mr. Intrieri’s experience at the Icahn Entities and his multiple directorships provide our Board important strategic experience and knowledge of appropriate risks to execute our business strategies.

Hertz Global Holdings, Inc. 2016 Proxy Statement	13

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

Compensation Discussion and Analysis

Executive Summary

2015 marked a transition year for our Company. Despite a challenging and competitive cost environment and currency headwinds, our new management team accomplished a number of financial and operational successes. These successes have created momentum that should drive results that are significant and sustainable.

•         Increased Adjusted Corporate EBITDA and Adjusted Corporate EBITDA Margin: For 2015, the twin goals of improving Adjusted Corporate EBITDA (12% improvement over 2014) and Adjusted Corporate EBITDA Margin (14% compared to 12% for 2014) were accomplished. This is a solid first step in accomplishing the three to five year goal of improving Adjusted Corporate EBITDA Margin to 16%-18%.

•       Delivered Tangible Cost Savings that Beat our 2015 Cost Reduction Goals: The Company is focused on driving efficiencies within our organization and set ambitious, but attainable internal cost reduction goals across the organization. Through the work of our senior management, the Company handily beat those cost reduction goals and achieved approximately $230 million in cost savings. As described below in “Payments under our executive compensation program”, these cost savings were a direct result of extraordinary efforts by our management team and informed the bonuses paid to such individuals.

•          Refreshed Fleet Powered Improved Customer Satisfaction: Late in 2014 and throughout 2015, the Company aggressively refreshed its fleet with newer cars at our on-airport and off-airport locations. The Company believes that its newer fleet working in tandem with a renewed focus on our customer experience drove increased customer satisfaction.

•         Improved Fleet Management and Improved Fleet Utilization: The Company delivered on efficiency improvements for 2015, with Worldwide Car Rental fleet efficiency improving 3 percentage points to 78%.

•         Completed Accounting Restatement and Recruited a Top Management Team: The Company completed the restatement of fiscal year 2012 and 2013 financial statements and took steps to remediate the weaknesses that were responsible for the accounting issues. In addition, through the leadership of our management team, we have recruited experienced executives to stabilize the foundation of our business and execute our plan going forward, as summarized below under “Changes In Our Executive Team.”

•         Accomplished Operational Successes At Every Level: These successes included the completion of the Dollar Thrifty integration, relocation of the global headquarters to Estero, Florida, improvements to the IT structure, steps to separate the equipment rental business from the car rental business and return of capital to our stockholders through approximately $605 million in share repurchases.

•         All Resulted in 2015 EPS Improvement Over 2014 EPS: As a result of the wins we had in 2015, the Company’s diluted earnings per share increased in 2015 to $0.60 from a loss of $(0.18) per share in 2014.

The Company believes it has accomplished a significant number of its goals in 2015 that have not been fully reflected in our stock price due to the industry trading at a lower historical multiple, notwithstanding the improved fundamentals of our business. The Company remains committed to financial and operating improvements in 2016 and beyond.

As discussed in more detail below, our Compensation Committee believes that our senior executives should be paid based on the performance of our Company. For 2015, our Compensation Committee structured our compensation to achieve payouts only upon meeting minimum levels of financial performance. We believed that these minimum levels were challenging, but obtainable. With respect to all of the financial measures used to measure success under our Company’s annual and long-term incentive plans, results were below target and slightly below threshold expectations. As a result, NEOs were paid only amounts that the Company was contractually obligated to pay due to their recent date of hire, or in the instance of two of our NEOs, amounts which reflected extraordinary individual performance in furthering our operational capabilities.

14	Hertz Global Holdings, Inc. 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

Payments under our executive compensation program

The three main elements of compensation we pay to our NEOs are salary, an annual cash bonus under and equity awards, which have value based on the performance of our Company.

•	No Salary Increase for our CEO, Modest Increase for our CFO from 2014: We did not increase the salary for our CEO, John P. Tague (hired in November 2014), and provided a 6% increase to our CFO, Thomas C. Kennedy, from his 2014 salary. The remainder of our currently-serving NEOs were hired in 2015 and were not with our Company in 2014.

•	Annual Cash Bonus Only Earned to the Extent of Contractual Obligations or for Extraordinary Performance: Because our operating and financial performance in 2015 was below the threshold level specified in our annual bonus plan, annual cash bonuses were not earned under the terms of our annual bonus plan. Messrs. Tague, Foland, and Sabatino, each of whom joined our Company in late 2014 or 2015, were paid only their contractually negotiated bonus payments for 2015. As explained in further detail at pp. 22-23, (1) Mr. Kennedy was awarded his target bonus due to his extraordinary efforts in completing the evaluation of our financial statements in connection with our restatement, refreshing our fleet, improving our supply chain operations to drive cost savings and building our accounting and finance team and (2) Mr. Best received 130% of his target bonus for his performance in managing our information technology functions, overseeing cybersecurity improvements and leading significant improvements in efficiency and reduction in costs (he was contractually entitled only to his target bonus).

•	Long-Term Incentives

• 2015 Adjusted Corporate EBITDA Performance Stock Units (“PSUs”) Were Not Earned: Because our Adjusted Corporate EBITDA (as defined in “Non-GAAP Measures” set forth in Annex A to this proxy statement) did not exceed the threshold performance level necessary to earn PSUs for 2015, our NEOs earned none of the PSUs based on Adjusted Corporate EBITDA eligible to be earned in 2015. The PSUs associated with 2015 performance were forfeited. PSUs can be earned based on 2016 and 2017 Adjusted Corporate EBITDA performance.

• 2014-2015 Adjusted Corporate EBITDA PSUs Were Not Earned: Because our Adjusted Corporate EBITDA did not exceed the threshold performance level necessary to earn PSUs for 2014-2015 combined, Mr. Kennedy earned none of the PSUs based on Adjusted Corporate EBITDA granted in 2014.

•

Options Were Granted to our NEOs to Help Drive the Company’s Share Price. The Compensation Committee granted stock options in 2015 in order to help increase the Company’s share price.  We generally granted these options in the first quarter of 2015 (with the exception of the Performance Options granted to Mr. Tague).

Hertz Global Holdings, Inc. 2016 Proxy Statement	15

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

Changes in Our Executive Team

We made very extensive changes to our senior management team in 2014 and 2015, and we believe these changes have better positioned our Company for future success. The NEOs we hired in 2015 include Jeffrey T. Foland, an experienced and accomplished executive in the travel industry, as our Chief Revenue Officer, Thomas J. Sabatino, Jr., a former general counsel at some of the world’s best-known companies, as our Chief Administrative Officer and General Counsel, and Tyler A. Best, who has served as a chief information officer in the rental car industry and held positions of significant responsibility with respect in technology management, as our Chief Information Officer. To attract and retain Messrs. Foland, Sabatino and Best, we provided them with certain sign-on compensation to replace compensation forfeited at their previous employers and provided 2015 compensation arrangements where each was eligible to earn no less than their respective target bonus amount. However, none of these individuals have guaranteed bonuses for 2016. We also granted equity awards to Messrs. Foland and Sabatino to replace equity awards forfeited at their previous employers.

We believe our compensation decisions are consistent with our continuing commitment to best practices in corporate governance and executive compensation design, which can be summarized as follows:

What We Do and What We Don’t Do

✓	We design our compensation program to pay based on our financial and operating performance	x	We don’t use the same financial performance metrics for short-term and long-term compensation
✓	We evaluate risk in light of our compensation programs	x	We don’t exclusively grant time-based vesting equity awards
✓	We use metrics important to our business in our incentive compensation plans	x	We don’t provide excessive perquisites to our senior management
✓	We cap the amount of our annual cash bonuses at reasonable levels	x	We don’t allow our officers and directors to hedge or pledge our stock
✓	We use double-trigger provisions for our change in control agreements	x	We don’t use metrics unrelated to our Company’s operational goals
✓	We revised our change in control agreement to eliminate tax gross-ups for new hires	x	We don’t use a peer group composed of companies significantly larger than ours
✓	We have a robust stock ownership policy	x	We don’t re-price underwater options
✓	We maintain clawback policies	x	We don’t use short-term vesting for stock awards
✓	We use an independent compensation consultant	x	We don’t provide for automatic salary increases

16	Hertz Global Holdings, Inc. 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Named Executive Officers

We refer to the following individuals as our “named executive officers” (or “NEOs”):

•	John P. Tague, our President and Chief Executive Officer;
•	Thomas C. Kennedy, our Senior Executive Vice President and Chief Financial Officer;
•	Jeffrey T. Foland, our Senior Executive Vice President and Chief Revenue Officer;
•	Thomas J. Sabatino, Jr., our Senior Executive Vice President, Chief Administrative Officer, General Counsel and Secretary;
•	Tyler A. Best, our Executive Vice President and Chief Information Officer; and
•	Brian P. MacDonald, who became Chief Executive Officer of Hertz Equipment Rental Corporation (“HERC”) on June 2, 2014, served as our interim Chief Executive Officer from September 7, 2014 to November 20, 2014 and resigned as HERC Chief Executive Officer and as an employee of our Company on May 20, 2015.

Determining What We Pay - Compensation Philosophy and the Role of the Compensation Committee

The Compensation Committee reviews and establishes the compensation program for our NEOs. Our Compensation Committee is committed to creating incentives for our NEOs that reward them for the performance of our Company. Our Compensation Committee’s philosophies include an emphasis on the following:

•	Our compensation program’s structure should be aligned with the price and market performance of the Company’s common stock: Our Compensation Committee believes that creating goals that are more directly focused on the price and performance of the Company’s common stock will further align the interests of the Company’s stockholders and our NEOs.
•	Our compensation design should be simple, transparent and clearly articulated to our participants and stockholders: Our Compensation Committee is committed to designing our short-term cash compensation program and long-term equity compensation program to focus our NEOs’ attention on business goals and the price and performance of the Company’s common stock.
•	Our compensation program should provide short- and long-term components to drive performance over the long run: Long-term results are important to the Company’s stockholders and our Compensation Committee believes that a compensation program that rewards results both annually and on a year-over-year basis provides the framework for superior long-term performance.
•	Our compensation should be competitive and market-based to attract and retain our executive officers: Our Compensation Committee believes our compensation program should provide a combination of incentives that will allow us to hire, retain and reward talented individuals at every position.
•	Our compensation program should responsibly balance incentives with prudent risk management: Our Compensation Committee believes that responsible use of different types of incentives will create and foster a culture of growth that is sustainable and appropriate for our Company.

Determining What We Pay - Role of the Compensation Consultant

The Compensation Committee has the authority to retain outside advisors as it deems appropriate. Since November 2014, the Compensation Committee has engaged Frederic Cook as its compensation consultant. Frederic Cook’s responsibilities include:

•	reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals;

•	advising on industry trends, important legislation and best practices in executive compensation;

•	advising on how to best align pay with performance and with our business needs; and

•	assisting the Compensation Committee with any other matters related to executive compensation arrangements, including executive employment agreements and award arrangements.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee reviews our compensation programs in light of Frederic Cook’s recommendations and adjusts compensation as the Compensation Committee sees fit. However, the decisions made by the Compensation Committee are the responsibility of the Compensation Committee, and may reflect factors other than the recommendations and information provided by Frederic Cook. Frederic Cook does not perform any services for the Company other than in its role as advisor to the Compensation Committee. Before engaging any compensation consultant, it is the Compensation Committee’s practice to determine the compensation consultant’s independence and whether any conflicts of interest would be raised by the engagement of the compensation consultant. The Compensation Committee believes that the work of Frederic Cook did not raise any conflicts of interest and Frederic Cook is independent.

Determining What We Pay - Role of the CEO

In determining the appropriate levels of our compensation programs, our CEO traditionally provides his input to the Compensation Committee on topics that drive business performance. As part of this process, our CEO obtains data from and has discussions with our Chief Human Resources Officer or other appropriate executives. Our CEO reviews and makes observations regarding performance and provides additional data for the Compensation Committee to consider regarding our overall compensation program. In addition, the Independent Non-Executive Chair, who is the Chair of the Compensation Committee, has an integral role in the determination of our CEO’s compensation through her independent review and discussions with various parties. Because our Independent Non-Executive Chair is the Chair of the Compensation Committee, the Board believes that this provides the requisite focus on evaluating the CEO and setting his compensation relative to his performance. In determining our CEO’s compensation, the Compensation Committee also takes into account the terms of his employment agreement and other arrangements we have entered into with him. Although our Compensation Committee may give weight to our CEO’s input, in all cases, the final determinations over compensation for our NEOs reside with the Compensation Committee or, if directed by the Board, in the case of our CEO, with the independent members of our Board.

Determining What We Pay - Elements of our Compensation Programs

Element	Type	How and Why We Pay It

Salary	Fixed Cash	•	Paid throughout the year to attract and retain senior executives
		•	Sets the baseline for bonus programs

Annual Cash Bonus(1)	Performance-Based Cash	•	Paid annually in cash to reward performance of the Company, business unit and individual
		•	Aligns senior executives’ interests with our stockholders’ interests, reinforces key strategic initiatives and encourages superior individual performance

Long-Term Equity(2)	Long-Term Equity	•	Granted annually, with vesting occurring in subsequent years based on satisfying performance conditions to drive our financial performance and subject to continued employment with our Company to promote retention
		•	Aligns senior executives’ interests with our stockholders’ interests

Retirement Benefits and Perquisites	Variable Other	•	Our NEOs are eligible to participate in retirement savings plans, but do not participate in any defined benefit pension plans
		•	Limited perquisites for business purposes, including relocation expenses generally designed to attract and retain talent

(1)	We also occasionally provide non-recurring cash bonuses to reflect superior individual performance, new responsibilities or to compensate new hires for amounts forfeited from their previous employer.
(2)	We have in the past, and in 2015, provided equity awards to compensate new hires for awards forfeited from their previous employer.

Determining What We Pay - Survey Group

As part of determining our compensation programs, we compared the compensation for our NEOs to the compensation of comparable positions at a group of companies (the “Survey Group”). The Compensation Committee selected the Survey Group in late 2014 in consultation with Frederic Cook. Because the number of our direct industry competitors in the global market is limited, we did not limit the Survey Group to our direct competitors, but also included similarly-sized companies which bear substantial similarities to the Company’s business model. The companies in the Survey Group had annual revenues of approximately $5.4 to $21.5 billion, as compared to the Company’s 2015 revenue of $10.5 billion. We included a

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relatively large number (53) of companies in the Survey Group, in part because we believe that doing so helps to reduce the influence of outliers. Of the 53 companies in the Survey Group, 40 were in the prior year’s Survey Group.

The following are the companies that comprised our Survey Group in 2015:

Advance Auto Parts Inc.	Federal-Mogul Corp.	Office Depot, Inc.
Altria Group, Inc.	Gap Inc.	PetSmart, Inc.
Avis Budget Group, Inc.	General Mills, Inc.	PVH Corp.
Avon Products Inc.	Goodyear Tire & Rubber Company	R.R. Donnelley & Sons Co.
BorgWarner Inc.	Harley-Davidson, Inc.	Ralph Lauren Corp.
CarMax Inc.	Hershey Co.	Ross Stores Inc.
Carnival Corp.	Hormel Foods Corp.	Royal Caribbean Cruises
Coca-Cola Enterprises, Inc.	J.C. Penney Company, Inc.	Ryder System, Inc.
Colgate-Palmolive Co.	J. M. Smucker Co.	Southwest Airlines Co.
ConAgra Foods, Inc.	Kellogg Co.	Starbucks Corp.
CST Brands, Inc.	Kimberly-Clark Corporation	Starwood Hotels & Resorts Worldwide, Inc.
CSX Corp.	Kohl’s Corp.	SUPERVALU Inc.
Dana Holding Corp.	Kraft Foods Group, Inc.	TRW Automotive Holdings Corp.
Darden Restaurants, Inc.	Lear Corporation	Visteon Corp.
Dean Foods Co.	Marriott International, Inc.	Waste Management, Inc.
Dick’s Sporting Goods, Inc.	Mattel, Inc.	Whirlpool Corp.
Estee Lauder Companies Inc.	Newell Rubbermaid Inc.	Whole Foods Market, Inc.
Family Dollar Stores, Inc.	Norfolk Southern Corp.

When making compensation decisions for our senior executives, our management and our Compensation Committee considered the compensation levels of the Survey Group, as well as industry factors, general business developments, corporate, business unit and individual performance, the roles within our organization, their experience in the travel industry, compensation at their previous employers with respect to new hires and our overall compensation philosophy. Our Compensation Committee does not apply Survey Group data in a formulaic manner to determine the compensation of our NEOs. Rather, the Survey Group data represented one of several factors that our Compensation Committee considered in a holistic assessment of compensation decisions. We typically review the salaries, annual bonus levels and long-term equity awards of our NEOs every 12 months, and we periodically (but not on a set schedule) review the other elements of their compensation.

Determining What We Pay - Response to Advisory Vote on Executive Compensation

In 2015, the Company’s advisory vote on executive compensation was approved by the following vote:

For	Against	Abstain	Broker Non-Votes

369,323,531	6,191,613	1,807,192	34,221,515

This represented a 97.8% level of approval. Although the effect of the advisory vote on executive compensation is non-binding, the Board and Compensation Committee considered the results of the 2015 vote and will continue to consider the results of future votes in determining the compensation of our NEOs and our compensation programs generally.

Determining What We Pay - Stockholder Input on Our Compensation Programs

The Company values the opinions of its stockholders and is committed to considering their opinions in making compensation decisions. In 2015, the Company engaged with stockholders and discussed relevant aspects of the Company’s compensation program for 2015. As part of these discussions, the Company considered their views on the structure and form of our compensation program to improve the alignment of stockholder interests with our management’s interests.

Annual Cash Compensation

Salary

For the NEOs, the Compensation Committee determines salary and any increases after reviewing individual performance, conducting internal compensation comparisons and reviewing compensation in the Survey Group. We also take into account

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COMPENSATION DISCUSSION AND ANALYSIS

other factors such as an individual’s prior experience, total mix of job responsibilities versus market comparables and internal equity. The Compensation Committee consults with our CEO (except as to his own compensation) regarding salary decisions for senior executives and takes into consideration any contractual obligations we have with such senior executives. We review salaries upon promotion or other changes in job responsibility.

The annual base salaries for our NEOs were established for 2015 as set forth below.

	2015 Salary	2014 Salary
Name	($)	($)	What We Took Into Consideration in Setting 2015 Salaries

Mr. Tague	1,450,000	1,450,000	•	Offering a competitive salary in connection with Mr. Tague’s appointment as Chief Executive Officer of our Company in November 2014
Mr. Kennedy	700,000	660,000	•	The performance of Mr. Kennedy in overseeing our financial performance during a management transition period and the completion of our accounting restatement
Mr. Foland(1)	850,000	N/A	•	Offering a competitive salary in connection with Mr. Foland’s appointment as Chief Revenue Officer in January 2015
Mr. Sabatino(1)	700,000	N/A	•	Offering a competitive salary in connection with Mr. Sabatino’s appointment as Chief Administrative Officer and General Counsel in February 2015
Mr. Best(1)	600,000	N/A	•	Offering a competitive salary in connection with Mr. Best’s appointment as Chief Information Officer in January 2015
Mr. MacDonald	1,100,000	1,100,000	•	Mr. MacDonald’s role in managing our worldwide equipment rental operations in 2014

(1)	The base salaries actually paid to Messrs. Foland, Sabatino and Best were pro-rated to their respective start dates.

Senior Executive Bonus Plan

Our NEOs’ compensation design includes eligibility for an annual cash bonus computed pursuant to the terms of the Executive Incentive Compensation Plan (“EICP”), which will be described in the next section. In order that eligible bonus payments qualify as deductible under Section 162(m) of the Internal Revenue Code (the “Code”), the actual payments are made through the Hertz Global Holdings, Inc. Senior Executive Bonus Plan (“Senior Executive Bonus Plan”), which was approved by the Company’s stockholders at its 2010 annual meeting. Payments under the Senior Executive Bonus Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Under the terms of the Senior Executive Bonus Plan, the maximum amount of a payment (1) to our CEO is limited to 1% of our Gross EBITDA, as defined in “Non-GAAP Measures” set forth in Annex A to this proxy statement, for a performance period and (2) to our other participants is limited to 0.5% of our Gross EBITDA for a performance period. If our Gross EBITDA is greater than $0, our NEOs will become eligible for an award under the EICP, the subplan under which our Compensation Committee exercises its discretion to reduce the size of the awards payable under the Senior Executive Bonus Plan. Although our Compensation Committee exercises discretion to reduce annual incentives under the Senior Executive Bonus Plan, it may not increase the payments beyond the Gross EBITDA limits. The Compensation Committee may adjust awards established pursuant to the EICP, provided that the awards as so adjusted do not exceed the parameters permitted by the Senior Executive Bonus Plan. For information about the overall structure and its impact on the tax deductibility of our compensation see “Tax and Accounting Considerations” below.

As will be described below, modified cash bonus arrangements applied to Messrs. Tague, Foland, Sabatino and Best each in connection with their respective hire as executive officers of our Company in late 2014 and 2015. See “Employment Agreements, Change in Control Agreements and Separation Agreements” for descriptions of each respective NEO’s arrangements.

Annual Cash Incentive Program (EICP)

Structure of the 2015 EICP

During late 2014 and early 2015 the Compensation Committee did an intensive review of the EICP and decided to simplify its structure for 2015. For 2014, the EICP consisted of three elements—a corporate performance modifier to reward our overall financial performance, a business unit modifier to drive performance at individual business units and an individual performance modifier to reward individual performance. For 2015, in consultation with management and Frederic Cook, the Compensation Committee elected to retain the framework of rewarding our overall financial performance, business

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unit performance and individual performance, but reduced the number of financial metrics used in the EICP. The goal was to focus participants on one performance metric that is clear, understandable and drives overall business results. While a number of metrics were considered, the Compensation Committee chose the earnings metric of Adjusted Pre-Tax Income, or “API” to be used at both the corporate and business unit level. API is familiar to participants, it is easily understandable and it aligns incentives for all participants. The participants can receive awards which range from 0% to 160% of their target award.

How We Determined the 2015 EICP Awards

To determine the EICP awards, our Compensation Committee reviewed our performance against the established performance criteria, reviewed individual performance and approved the EICP award payments for the NEOs. To arrive at the annual award, the NEO’s salary was multiplied by a specified target (the “Target Award”), which was further multiplied by modifiers noted in the table below:

		Corporate		Individual		Annual Incentive
Target Award	X	Performance	X	Performance	=	Payout
		Modifier		Modifier
		(0% to 160%)		(0% to 150%)		(EICP Award) (0% to 160%)
↓		↓		↓		↓
Baseline award determined by multiplying the NEO’s salary by a set percentage		Designed to reward our financial performance and is based on our Company’s and/or business unit’s API performance. Ranges from 0% to 160%		The Individual Performance Modifier is designed to reward the individual performance of our NEOs. Ranges from 0% to 150%		Payout for NEOs determined by the Compensation Committee’s negative discretion in light of Corporate Performance Modifier and Individual Performance Modifier

Target Awards for 2015

The target award for each NEO for 2015 was a percentage of the NEO’s 2015 base salary. The Compensation Committee generally considers the experience, responsibilities and historical performance of each particular NEO when determining target awards. In determining 2015 target awards, the Compensation Committee also considered the provisions of the applicable employment agreement or term sheet of the NEO.

For Mr. Tague, who joined the Company in November 2014, the provisions of his employment agreement provide that his target award shall be 150% of his 2015 base salary, the maximum award for 2015 shall be 160% of his target award and that he was entitled to receive no less than 60% of his target award.

For Messrs. Foland, Sabatino and Best, the provisions of their applicable term sheet provide for an award structure where their target awards are specified as a percentage of their salary, which is 135% of base salary for Messrs. Foland and Sabatino and 100% of base salary for Mr. Best, their maximum award for 2015 shall be, in the case of Messrs. Foland and Sabatino, 160% of their base salary and in the case of Mr. Best, 150% of his base salary, and they are each eligible for 2015 incentive awards which shall be no less than their respective target award.

In order to drive several non-financial operating initiatives in 2015, three of the NEOs hired in 2015 had the ability to earn bonuses above their maximum bonus detailed above. Messrs. Foland and Sabatino each had the ability to earn an additional award of up to 40% of his annual base salary and Mr. Best had the ability to earn an additional award of up to 50% of his base salary based on our CEO’s evaluation of their performance in 2015. Together with the maximum awards discussed above, each of Messrs. Foland, Sabatino and Best had a total bonus opportunity of 200% of base salary for 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee offered the contractually specified bonus amounts and the additional bonus opportunities as part of the Company’s recruiting efforts with respect to new senior executives and to drive internal performance initiatives. These arrangements do not extend beyond 2015.

Each NEO’s 2015 award structure is detailed below:

	Salary as of December 31, 2015	Target Award as a % of Salary	Target Award	Maximum Award Before Additional 2015 Award Opportunity	Additional 2015 Award Opportunity (New Hires Only)	Maximum Bonus Opportunity for 2015
Named Executive Officer	($)	(%)	($)	($)	($)	($)

Mr. Tague(1)	1,450,000	150	2,175,000	3,480,000	N/A	3,480,000
Mr. Kennedy	700,000	135	945,000	1,512,000	N/A	1,512,000
Mr. Foland(2)	850,000	135	1,147,500	1,360,000	340,000	1,700,000
Mr. Sabatino(2)	700,000	135	945,000	1,120,000	280,000	1,400,000
Mr. Best(2)	600,000	100	600,000	900,000	300,000	1,200,000
Mr. MacDonald	1,100,000	130	1,430,000	2,288,000	N/A	2,288,000

(1)	Mr. Tague’s employment agreement provides that he will be eligible for an award of no less than 60% of his target award for 2015, or $1,305,000.
(2)	Pursuant to the terms of each respective NEO’s term sheet, Messrs. Foland, Sabatino and Best were each eligible for an award of no less than their target award for 2015 or $1,147,500, $945,000 and $600,000, respectively.

2015 Award Payouts

The 2015 EICP specified a target API of $723 million and a threshold API of $651 million as the Corporate Performance Modifier in order for there to be payment of 2015 awards. The Company’s actual 2015 API was below threshold, and accordingly the threshold performance under the Corporate Performance Modifier was not satisfied and therefore awards under the 2015 EICP structure were not earned. The Compensation Committee, after consideration of the respective contractual arrangements with each NEO and their respective performance in 2015, elected to pay each NEO the following:

•	Mr. Tague was paid as required by the terms of his employment agreement and received $1,305,000, or 60% of his 2015 target award.

•	For Mr. Kennedy, the Compensation Committee reviewed Mr. Kennedy’s performance in 2015 and took into account his extraordinary performance on a number of matters for our Company as follows:

o	Completing our accounting restatement and enhancing the capabilities of our accounting and finance function: Under the leadership of Mr. Kennedy, we completed the restatement of our 2012 and 2013 fiscal year financial statements and identified and remediated many deficiencies and material weaknesses that caused the previous errors. Mr. Kennedy also enhanced our internal accounting and finance capabilities through hiring and/or promoting experienced individuals. This increased capability allowed us to timely file our fiscal year 2015 second quarter Form 10-Q and later reports and timely obtain waivers for our financing facilities when we were not current in our reporting obligations.

o	Contributing to streamlined operations and significant cost savings: Mr. Kennedy contributed to our integration of Dollar Thrifty into our Hertz operations, advanced the refresh of our fleet that drove a significant increase in our customer satisfaction scores and instituted changes which resulted in dramatic improvement in our global supply chain operations. Management estimated that at least $70 million in value resulted from these operational improvements in 2015.

o	Large and sustained workload: Mr. Kennedy and his team worked tirelessly to complete the restatement, bring our Company current

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in its SEC reporting obligations and keep our Company current in its SEC reporting obligations in a short time frame. In the view of the Compensation Committee, his efforts and the amount of time he spent on these projects went above and beyond the high expectations that we and most other public companies have for the Chief Financial Officer function.

As a result, the Compensation Committee used its discretion to award Mr. Kennedy a bonus of $945,000.

•	Mr. Foland was paid as required by the terms of his term sheet and received his target award of $1,147,500.

•	Mr. Sabatino was paid as required by the terms of his term sheet and received his target award of $945,000.

•	For Mr. Best, the Compensation Committee reviewed Mr. Best’s performance and took into account his exemplary performance on information technology matters for our Company, as follows:

o	Developing our IT strategy and recruiting experienced IT professionals: Mr. Best developed a comprehensive IT strategy for our Company in 2015. The strategy included a 36-month roadmap to modernize our systems through the roll-out of cloud-based platforms and improving our mobile platforms. Mr. Best recruited a team of experienced IT professionals to implement the strategy, which was well-received by outside investors.

o	Implementing cybersecurity enhancements: As part of his role as Chief Information Officer, Mr. Best developed several critical cybersecurity initiatives for our Company. These initiatives are designed to improve our overall IT security functions and secure our information.

o	Adopting cost-saving technology arrangements: Mr. Best also put in place a comprehensive technology arrangement with IBM that will significantly reduce our IT spend for legacy systems, which will allow us to reinvest in future technologies and will improve our IT efficiency. These initiatives significantly contributed to the approximately $230 million in cost reductions we achieved in 2015.

Altogether, Mr. Best’s performance as Chief Information Officer had a significant, positive impact on our overall Gross EBITDA results in 2015. Based on his successes, the Compensation Committee used its discretion to award Mr. Best a bonus of $780,000.

•	Mr. MacDonald was paid $0 because Company and HERC API did not meet the threshold performance.

In light of the threshold financial performance metrics not being met under the EICP, the Compensation Committee spent considerable time assessing the decision to grant discretionary bonuses. The Compensation Committee concluded that these highly talented executives made major contributions to the improvement in 2015 performance and that it was in the best interests of our stockholders to keep them engaged and motivated.

The payments for each NEO for 2015, which are reported under the “Bonus” column in the Summary Compensation Table, are summarized in the table below:

Award
Named Executive Officer	($)

Mr. Tague	1,305,000
Mr. Kennedy	945,000
Mr. Foland	1,147,500
Mr. Sabatino	945,000
Mr. Best	780,000
Mr. MacDonald	0

Cash Bonuses for New Hires

In connection with the hiring of Messrs. Foland, Sabatino and Best, the Company entered into term sheets with each of them providing for a cash bonus to replace awards forfeited at their former employers. In 2015, we paid Mr. Foland a one-time cash bonus of $1,500,000, Mr. Sabatino a one-time cash bonus of $1,500,000 and Mr. Best a one-time cash bonus of $2,000,000.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentives

Long-term equity incentive compensation comprises a significant portion of the total compensation paid to our NEOs and in 2015 was awarded under the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (“2008 Omnibus Plan”). Under the 2008 Omnibus Plan, the Compensation Committee has the flexibility to make equity awards based on the common stock of the Company, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, PSUs and deferred stock units.

Summary of 2015 Award Structure

During late 2014 and early 2015 the Compensation Committee reviewed the structure of the long-term equity incentive plan and concluded that significant changes to the plan were needed to create the right incentives and strongly align employee interests and stockholder interests. The following changes were implemented in 2015:

•	Continued Use of PSUs based on Adjusted Corporate EBITDA with Revised Vesting Conditions: Adjusted Corporate EBITDA PSUs are to be paid out based on a three-year (rather than the previous two-year) performance period and comprise 50% (instead of the previous 70%) of each NEO’s (other than Mr. Tague’s) annual long-term equity award. Adjusted Corporate EBITDA targets were established for 2015, 2016, and 2017, with targets that are higher than 2014 Adjusted Corporate EBITDA.

o	1/3 of the PSUs will be earned each year on an all-or-nothing basis, depending on whether that year’s target is met. Assuming continued employment, earned PSUs will vest as a single tranche at the end of three years after the certification of results for the last performance period covered by the award.

•	Elimination of Adjusted Corporate EBITDA Margin PSUs: Adjusted Corporate EBITDA Margin PSUs were eliminated and replaced by stock options.

•	Use of Stock Options to Drive the Company’s Stock Performance: Stock options were issued in January and February of 2015 in an amount equal to the other 50% of each NEO’s (other than Mr. Tague’s) intended equity award. Options vest each year on the anniversary of grant and expire around five years after the date of grant. The use of stock options reflects the Compensation Committee’s view that stockholder interests are best advanced at this time with a stock incentive that only provides value when the price of the Company’s common stock increases and, because the stock options expire approximately five years after grant, requires that price improvement occur in the short- to medium-time frame.

Adjusted Corporate EBITDA PSUs

The Compensation Committee selected Adjusted Corporate EBITDA as the performance goal for 50% of the equity granted in 2015. The Compensation Committee chose Adjusted Corporate EBITDA as a performance metric because it is one of the primary metrics we use to facilitate our analysis of investment decisions, profitability and performance trends. For purposes of the

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PSUs, management recommended, and the Compensation Committee approved, a multi-year design for the awarding and earning of PSUs. The Compensation Committee selected this design in order to drive Adjusted Corporate EBITDA performance over a multi-year period. Adjusted Corporate EBITDA is further defined and reconciled to its most comparable U.S. GAAP measure in “Non-GAAP Measures” set forth in Annex A to this proxy statement.

For 2015, the Compensation Committee set Adjusted Corporate EBITDA goals for 2015, 2016 and 2017. 1/3 of the award granted in 2015 will vest based on achievement of 2015 Adjusted Corporate EBITDA goals, 1/3 of the award granted in 2015 will vest based on achievement of 2016 Adjusted Corporate EBITDA goals and 1/3 of the award granted in 2015 will vest based on the achievement of 2017 Adjusted Corporate EBITDA goals.

The Compensation Committee determined that the PSUs granted in 2015 will vest all-or-nothing based on each year’s Adjusted Corporate EBITDA performance. Previously, the number of PSUs would vest anywhere from 50% to 150% based on Adjusted Corporate EBITDA performance. The Compensation Committee believed that using the all-or-nothing approach would drive achievement of Adjusted Corporate EBITDA performance that was challenging, but achievable.

To earn PSUs for 2015 performance, the NEOs needed to achieve 2015 Adjusted Corporate EBITDA performance of $1,511.1 million. Actual Adjusted Corporate EBITDA for 2015 was $1,493 million. This amount was below the target, resulting in the NEOs earning none of the PSUs eligible to be earned for 2015. The NEOs can earn PSUs in 2016 for 2016 Adjusted Corporate EBITDA performance and in 2017 for 2017 Adjusted Corporate EBITDA performance. For more information about the award of PSUs, the impact of 2015 performance on the PSUs and the number eligible to be earned, see “2015 Grants of Plan-Based Awards” table below.

Stock Options Granted in 2015

The Compensation Committee reviewed the use of equity and elected to grant time-vested stock options in 2015. The stock options comprised approximately 50% of each NEO’s (other than Mr. Tague’s) annual equity award. The stock options will vest, for 33⅓% (Mr. Best), 25% (Mr. Kennedy) and 20% (Messrs. Foland and Sabatino) annually on the anniversary of the date of grant and expire around five years from the date of grant. Mr. Tague was not granted time-vested stock options in 2015, as he was eligible for a different award structure as detailed below. For more information about the award of stock options and the relevant vesting dates see “2015 Grants of Plan-Based Awards” table below.

Combined 2014-2015 Results - Adjusted Corporate EBITDA PSUs Granted in 2014

In 2014, the Compensation Committee granted PSUs that could be earned based on 2014 Adjusted Corporate EBITDA Performance or combined 2014-2015 Adjusted Corporate EBITDA performance. For 2014, the threshold performance level was not met, so no PSUs were earned for 2014. In order to earn any PSUs for combined 2014-2015 performance, Adjusted Corporate EBITDA for combined 2014-2015 needed to exceed the threshold of $4,335.6 million. Because combined Adjusted Corporate EBITDA for 2014-2015 was $2,824 million, no PSUs were earned based on combined 2014-2015 Adjusted Corporate EBITDA performance. Among our NEOs for 2015, Mr. Kennedy is the only individual who was granted these PSUs in 2014.

Award Structure for John P. Tague

In accordance with the terms of Mr. Tague’s employment agreement, as supplemented by a letter agreement dated March 31, 2015 and a letter agreement dated June 30, 2015, Mr. Tague’s award structure differed from the other NEOs, as discussed in detail under “Employment Agreements, Change in Control Agreements and Separation Agreements-Employment Agreement with John P. Tague” below. Instead of the mix of equity discussed above, it was agreed that he would be granted a combination of (1) transition stock options and (2) performance stock options and PSUs measured by a different metric than Adjusted Corporate EBITDA.

Mr. Tague was awarded 1,000,000 stock options on November 21, 2014. The stock options consisted of 500,000 Transition Options and 500,000 Performance Options, with the following features:

•	Transition Options: 500,000 options vested on December 31, 2015 through Mr. Tague’s (i) development and presentation to the Board of a business plan that was approved by the Board and (ii) assembly of a management

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team that was acceptable to the Board by the target dates. The Transition Options shall expire December 31, 2019 or, in the event of termination prior to that date, on such earlier date as applies under the Company’s standard form of option agreement, provided that, if Mr. Tague remains employed through December 31, 2017, any vested Transition Options shall remain outstanding through December 31, 2019 unless Mr. Tague is terminated for cause. The strike price of the Transition Options is $22.75 per share.

•	Performance Options: Up to 500,000 options will vest on December 31, 2017 subject to the achievement of certain revenue efficiency measures for the 2015-2017 period, measured by comparing revenue per available car day for 2017 to certain targets. The Performance Options shall expire June 30, 2020, or, in the event of termination prior to that date, on such earlier date as applies under the Company’s standard form of option agreement, provided that, if Mr. Tague remains employed through December 31, 2017, any vested Performance Options shall remain outstanding through June 30, 2020, unless Mr. Tague is terminated for cause. The target for the vesting of the Performance Options is as follows:

*	If the 2015-2017 revenue efficiency measure is achieved at less than 85% of target, then no Performance Options will vest;
*	If the 2015-2017 revenue efficiency measure is achieved at 85% of target, then 50% of the Performance Options will vest;
*	If the 2015-2017 revenue efficiency measure is achieved at 100% of target or above, then 100% of the Performance Options will vest; or
*	Any results between 85% and 100% of the target will result in straight line interpolation between 50% and 100%.

The Compensation Committee has concluded that disclosure of the specific revenue efficiency target number at this time would result in competitive harm to our Company. The Compensation Committee believes that the target is challenging because it is based on significant performance improvement, measured on either an absolute basis or against industry competition, and is designed to drive performance improvement over previous levels. The Compensation Committee approved the revenue efficiency metrics in early 2015. The strike price of the Performance Options is $22.75 per share.

We also awarded Mr. Tague 350,000 PSUs, which were granted on April 30, 2015 and issued on December 1, 2015, when the Company’s Form S-8 became effective. The performance measures for the PSUs are the same as the Performance Options, except that if the goal is satisfied over target, then up to an additional 50% of the target number of awards shall vest based on straight line interpolation between 100% and 115% of target.

Based on applicable SEC and accounting rules, the 500,000 Transition Options were recognized as granted in 2014 and the Performance Options and PSUs were recognized as granted in April 2015 when our Compensation Committee established revenue efficiency targets for the awards. As a result, the Transition Options were reported in Mr. Tague’s compensation in 2014 and the Performance Options and PSUs are reported in Mr. Tague’s compensation for 2015. The Board and the Compensation Committee did not grant Mr. Tague any additional equity awards for 2015 other than those pursuant to his employment agreement. For more information about Mr. Tague’s equity awards and the compensation we reported for such equity awards see “2015 Summary Compensation Table” and “2015 Grants of Plan-Based Awards” below.

Award Structure for Brian P. MacDonald

As detailed below, under “Employment Agreements, Change in Control Agreements and Separation Agreements - Other Named Executive Officers - Employment Arrangements with Brian P. MacDonald,” we had agreed to issue Mr. MacDonald PSUs based on different Gross EBITDA metrics (including the Gross EBITDA of HERC), as well as certain additional equity awards if HERC became a separate publicly traded company. Mr. MacDonald separated from employment prior to vesting in any of his awards and accordingly, they were all forfeited, with a cash payment made to Mr. MacDonald in lieu of such awards pursuant to his letter agreement.

26	Hertz Global Holdings, Inc. 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Award Structure for New Hires

In connection with the hire of Messrs. Foland and Sabatino, the Company entered into term sheets with each NEO providing for a one-time equity award of restricted stock units (“RSUs”) to replace awards forfeited at their former employers. In 2015, we awarded Mr. Foland 352,444 RSUs, with an associated grant date fair value of $7,429,519, and awarded Mr. Sabatino 220,362 RSUs, with an associated grant date fair value of $4,645,231. The difference between the value of the RSUs as set forth in each executive’s respective term sheet (Mr. Foland’s term sheet provided for an award of $7,500,000 and Mr. Sabatino’s term sheet provided for an award of $5,000,000) and the actual grant date fair value of the awards discussed in the preceding sentence was due to the difference between the term sheet date and the actual date of grant. The RSUs will vest 50% on July 12, 2016 and 50% on January 12, 2018 if Messrs. Foland and Sabatino are employees of the Company on each respective vesting date. In the event that we terminate either Mr. Foland or Mr. Sabatino without cause, or due to permanent disability or death, then all of the RSUs awarded to the affected executive will vest.

Hertz Global Holdings, Inc. 2016 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

Policies on Timing of Equity Awards

It is the Company’s general practice not to issue equity awards with a grant date that occurs during regularly scheduled blackout periods. However, we have as a general practice granted equity awards in the first week of each month in connection with new hires, promotions, special recognition or other special circumstances, which may be during blackout periods. It is also the Company’s general practice not to determine the number of equity awards based on market conditions prior to the date on which the equity award is approved. It is also the Company’s policy for the exercise price of stock options to be the closing price of the Company’s stock the day before the date of such grant.

Other Compensation Elements

Retirement Benefits

We maintain a qualified defined contribution plan and a non-qualified deferred compensation program, both of which our NEOs are eligible to participate in, as described under “Pension Benefits” below.

We also maintain a post-retirement assigned car benefit plan under which we provide certain senior executives who, at the time of retirement, are at least 58 years old and have been an employee of the Company for at least 20 years, with a car from our fleet and insurance on the car for the participant’s benefit. As of December 31, 2015, none of the NEOs had satisfied either the service or age requirement for participation in the plan.

Perquisite Policy

We provide perquisites and other personal benefits to our NEOs that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We use corporate aircraft for the purpose of encouraging and facilitating business travel by our senior executives (primarily our CEO) and directors, generally for travel in the United States and, less frequently, internationally. In addition, our CEO uses corporate aircraft for personal air travel.

Our Compensation Committee regularly reviews aircraft usage by the NEOs and the expenses associated with such usage. Any attributed costs of these personal benefits for the CEO for the fiscal year ended December 31, 2015 are included in the “All Other Compensation” column of the Summary Compensation Table. The Compensation Committee periodically reviews our perquisite policies as required.

We also maintain a relocation policy that provides for the payment of relocation expenses in certain instances, including the relocation of our new hires to our corporate headquarters in Florida.

Employment and Severance Arrangements

The Company has entered into change in control agreements (“Change in Control Agreements”) covering all NEOs and a severance plan (the “Severance Plan for Senior Executives”) covering all of our NEOs who are currently employed by us. In adopting these arrangements, it was the intention of the Company to provide our senior executives with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time considering the terms of arrangements provided by our peer companies.

The purpose of the individual Change in Control Agreements is to provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of the Company, and the purpose of the Severance Plan for Senior Executives is to provide payments and benefits to the covered executives in the event of certain other qualifying terminations of their employment. The terms of the Change in Control Agreements and Severance Plan for Senior Executives are described in “Employment Agreements, Change in Control Agreements and Separation Agreements.”

Mr. MacDonald separated from service in 2015 which qualified him for severance benefits under the terms of his employment agreement. Payments under Mr. MacDonald’s Separation Agreement are described below under “Employment Agreements, Change in Control Agreements and Separation Agreements.”

28	Hertz Global Holdings, Inc. 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our Policy and Practices for Recovering Bonuses in the Event of a Restatement

The Company maintains a clawback policy to promote responsible risk management and to help ensure that the incentives of our management are aligned with those of the Company’s stockholders. The clawback policy applies to all of our employees who are at the director level and above, including our NEOs, and covers:

•	All annual incentives (including awards under the Senior Executive Bonus Plan),

•	Long-term incentives,

•	Equity-based awards (including awards granted under the 2008 Omnibus Plan), and

•	Other performance-based compensation arrangements.

The policy provides that a repayment obligation is triggered if the Compensation Committee determines that the employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for a restatement of the Company’s financial statements within three years of the issuance of such financial statements.

In addition, the Company adopted new forms of equity award agreements in 2015 with enhanced clawback provisions. The Company’s clawback policy and any related plans or award agreements will be further revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines and Hedging Policy

Stock Ownership Guidelines

The Company has stock ownership guidelines for our senior executives and non-employee directors. The guidelines establish the following target ownership levels:

•	Equity equal to five times base salary for our CEO;

•	Equity equal to three times base salary for our CFO, senior executive vice presidents and business unit presidents;

•	Equity equal to two times base salary for our other executive officers (as designated under Section 16 of the Exchange Act); and

•	Equity equal to three times annual cash retainer for non-employee directors.

Senior executives and non-employee directors have five years to reach the target ownership levels. Senior executives subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, shares owned through the Company’s Employee Stock Purchase Plan, the approximate after-tax value of unvested restricted stock units (i.e., 50% of unvested restricted stock units) and the approximate after-tax value of PSUs if the performance criteria has been met, even if the service requirement has not been met (i.e., 50% of PSUs if performance criteria is met). Non-employee directors subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust and the approximate after-tax value of phantom shares (i.e., 50% of phantom shares).

Pledging and Hedging Policy

In February of 2013, the Company modified its policy regarding trading in the Company’s securities to prohibit employees and directors from entering into any type of arrangement, contract or transaction which has the effect of pledging shares or hedging the value of the Company’s common stock.

Tax and Accounting Considerations

Section 162(m) of the Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. The Company’s stockholders approved the 2008 Omnibus Plan so that awards granted under the plan may qualify as performance-based compensation. In addition, any EICP payments that the executive officers have earned have been paid under the Senior Executive Bonus Plan, which was approved by the Company’s stockholders at its 2010 annual meeting and is designed to qualify as tax-deductible under Section 162(m) of the Code. When appropriate, our Compensation Committee intends to preserve deductibility under Section 162(m) of the Code of compensation paid to our NEOs. However, changes in tax laws (and interpretations of those laws), as well as other factors beyond our control, may affect the deductibility of executive compensation. Further, in certain situations, our Compensation Committee may approve compensation that will not meet these requirements in order to attract and retain qualified senior executives and to ensure the total compensation for our NEOs is consistent with the policies described above.

Hertz Global Holdings, Inc. 2016 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Linda Fayne Levinson, Chair
Carl T. Berquist
Carolyn N. Everson
Daniel A. Ninivaggi

30	Hertz Global Holdings, Inc. 2016 Proxy Statement

SUMMARY COMPENSATION TABLE

2015 SUMMARY COMPENSATION TABLE

The following table, or the “Summary Compensation Table,” summarizes the compensation earned in each of the fiscal years noted by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)

John P. Tague	2015	1,450,000	1,305,000	7,294,000	3,160,500	—	134,915	13,344,415
Chief Executive Officer	2014	145,000	108,750	—	3,571,000	—	51,764	3,876,514
Thomas C. Kennedy	2015	697,539	945,000	1,959,112	2,000,001	—	16,505	5,618,157
Chief Financial Officer	2014	660,000	326,835	1,607,239	—	280,500	537,226	3,411,800
	2013	38,077	—	341,576	—	48,165	—	427,818
Jeffrey T. Foland	2015	800,962	2,647,500	9,906,040	2,500,004	—	171,768	16,026,274
Chief Revenue Officer
Thomas J. Sabatino, Jr.	2015	619,231	2,445,000	6,503,328	2,000,003	—	36,855	11,604,417
CAO and General Counsel
Tyler A. Best	2015	553,846	2,780,000	1,543,625	1,600,002	—	78,648	6,556,121
Chief Information Officer
Brian P. MacDonald(4)	2015	495,000	—	2,000,007	2,000,002	—	8,170,724	12,665,733
Former CEO, HERC	2014	634,616	125,000	3,015,370	—	834,493	157,154	4,766,633

(1)	The 2015 amounts reflect the cash bonuses paid for 2015 performance and/or as pursuant to the respective NEO’s employment agreement or term sheet as discussed above under “Annual Cash Compensation-Annual Cash Incentive Program-2015 Award Payouts” and “–Cash Bonuses for New Hires.”

(2)	The value for each of the years in this Summary Compensation Table reflects the full grant date fair value. These amounts were computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled “Stock-Based Compensation” in the notes to our Company’s consolidated financial statements in our 2015 Annual Report. Vesting of the Adjusted Corporate EBITDA PSUs granted in 2015 were subject to our achievement of certain pre-determined financial performance goals during 2015. The “Stock Awards” column above reflects the grant date fair values of the target number of PSUs that were eligible to vest based on our financial performance goals for 2015-2017, which for accounting purposes is the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. The actual performance in 2015 resulted in 1/3 of the total value of the PSUs granted to Messrs. Kennedy, Foland, Sabatino and Best not being earned in 2015. The amount includes RSU awards granted to Messrs. Foland and Sabatino to replace the awards forfeited at their former employers as described above under “Long-Term Equity Incentives-Award Structure for New Hires.”

(3)	Includes the following for 2015:

Name	Personal Use of Aircraft (a)	Personal Use of Car (b)	Travel (c)	Perquisites Subtotal	Life Insurance Premiums	Company Match on 401(k) Plan	Relocation (d)	Tax Assistance (e)	Severance and Other (f)	Total Perquisites and Other Compensation

Mr. Tague	39,452	14,334	—	53,786	321	—	46,909	33,899	—	134,915
Mr. Kennedy	—	15,637	—	15,637	868	—	—	—	—	16,505
Mr. Foland	—	11,685	—	11,685	329	—	91,863	67,891	—	171,768
Mr. Sabatino	—	11,728	—	11,728	405	—	14,351	10,371	—	36,855
Mr. Best	—	11,728	66,772	78,500	148	—	—	—	—	78,648
Mr. MacDonald	—	9,122	—	9,122	541	1,185	30,299	21,896	8,107,681	8,170,724

(a)	Based on the direct costs of aircraft for each hour of personal use, which is based on the incremental cost of fuel, crew expenses, on-board catering and other, small variable costs. We exclude fixed costs which do not change based on usage from this calculation.

(b)	This amount reflects the cost of depreciation and interest, if applicable for company-provided cars. No NEO has a driver.

(c)	Reflects the incremental cost related to lodging and transportation expenses for travel between Mr. Best’s home in Michigan and the Company’s headquarters in Florida, which amounts are not imputed as income for federal tax purposes.

(d)	Amount represents the incremental costs to the Company for relocation assistance.

(e)	Amount represents tax assistance for relocation assistance.

(f)	For Mr. MacDonald, this amount is the amount accrued or paid for severance arrangements pursuant to his Separation Agreement.

(4)	The amounts shown for Mr. MacDonald include for 2014, the grant date fair value of awarded PSUs and for 2015, the grant date fair value of awarded PSUs and stock options, all calculated under FASB ASC Topic 718. The PSUs were not issued to Mr. MacDonald because Hertz Holdings did not have an effective Form S-8 registration statement on file either on the date of grant or on Mr. MacDonald’s last day employed at Hertz Holdings. Although Mr. MacDonald forfeited the PSUs granted in 2014 and the PSUs and stock options granted in 2015 when he separated from our Company in 2015, for compensation disclosure and accounting purposes they were considered granted and reported in this Summary Compensation Table in their respective year of grant.

Hertz Global Holdings, Inc. 2016 Proxy Statement	31

EXECUTIVE COMPENSATION

2015 Grants of Plan-Based Awards

The following table sets forth, for each NEO, possible payouts under all non-equity incentive plan awards granted in 2015, all grants of PSUs, stock options and RSUs in 2015 and the grant date fair value of all such awards.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock Awards(2) ($)

John P. Tague(3)	2/17/2015	1,305,000	2,175,000	3,480,000
Stock Options	4/30/2015				250,000	500,000	500,000			22.75	3,160,500
PSUs	4/30/2015				175,000	350,000	525,000				7,294,000
Thomas C. Kennedy	2/17/2015	—	945,000	1,512,000
Stock Options(4)	1/20/2015								279,564	21.52	2,000,001
PSUs(5)	12/1/2015				30,979	92,937	92,937				1,959,112
Jeffrey T. Foland	2/17/2015	1,147,500	1,147,500	1,700,000
Stock Options(4)	1/19/2015								348,627	21.28	2,500,004
PSUs(5)	12/1/2015				39,161	117,482	117,482				2,476,521
RSUs(6)	4/29/2015							352,444			7,429,519
Thomas Sabatino	2/17/2015	945,000	945,000	1,400,000
Stock Options(4)	2/29/2015								258,900	22.69	2,000,003
PSUs(5)	12/1/2015				29,382	88,145	88,145				1,858,097
RSUs(6)	4/29/2015							220,362			4,645,231
Tyler A. Best	2/17/2015	600,000	600,000	1,200,000
Stock Options(4)	1/26/2015								225,543	21.85	1,600,002
PSUs(5)	12/1/2015				24,409	73,227	73,227				1,543,625
Brian P. MacDonald	2/17/2015	—	1,430,000	2,288,000
Stock Options(7)	2/17/2015								254,518	23.49	2,000,002
PSUs(7)	4/29/2015				31,625	94,877	94,877				2,000,007

(1)	The amounts in these columns include the “Target” amount for each NEO eligible to receive an award under the EICP at 100% of the target award, the “Threshold” amount for any amount which our Company was contractually obligated to pay as an annual bonus and the “Maximum” amount for the maximum amount payable to each NEO. The EICP payments are based on adjusted pre-tax income goals. The Senior Executive Bonus Plan, under which EICP payments are made, limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our Gross EBITDA for a performance period for our CEO and 0.5% of our Gross EBITDA for a performance period for other participants. For 2015, 1% of our Gross EBITDA was $40.8 million and 0.5% of our Gross EBITDA was $20.4 million. The Compensation Committee uses its negative discretion to make actual EICP awards using the performance metrics more specifically described in our Compensation Discussion and Analysis as a guide. Actual amounts were determined and paid in 2016 and are included in the Summary Compensation Table above and include amounts which we paid due to contractual obligations. We discuss these awards under the heading “Compensation Discussion and Analysis-Annual Cash Compensation-Annual Cash Incentive Program (EICP).”

(2)	Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to the Company’s consolidated financial statements in our 2015 Annual Report for a discussion of the assumptions underlying these calculations.

(3)	Pursuant to the terms of Mr. Tague’s employment agreement, he received a different set of awards than the other NEOs. As described in “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers-Employment Agreement with John P. Tague” below, the performance goals for the Performance Options and PSUs were awarded under his employment agreement were finalized in 2015 and reported in this table.

(4)	Time-vested stock options were granted to each NEO (other than Mr. Tague) under the Company’s 2008 Omnibus Plan. The options will vest for Mr. Kennedy 25% on each anniversary of the date of grant, for Messrs. Foland and Sabatino 20% on each date of grant, and for Mr. Best 33 1/3% on each date of grant, subject to continued employment.

(5)	Adjusted Corporate EBITDA PSUs were granted to each NEO (other than Mr. Tague) under the Company’s 2008 Omnibus Plan. As described in the “Compensation Discussion and Analysis” above, the amount of PSUs eligible for vesting is subject in part to our achievement of financial performance goals during 2015. The “Threshold” amount indicates the minimum number of PSUs which would be eligible to vest if the NEOs met the performance target for one of 2015, 2016 or 2017 and represents 1/3 of the overall award. Based on 2015 Adjusted Corporate EBITDA performance, none of the PSUs eligible to be earned based on 2015 performance were earned, but PSUs may be earned in 2016 for 2016 Adjusted Corporate EBITDA performance and in 2017 for 2017 Adjusted Corporate EBITDA performance. The number of PSUs earned and payable may be zero if

32	Hertz Global Holdings, Inc. 2016 Proxy Statement

EXECUTIVE COMPENSATION

the performance targets are not met in 2016 and 2017.

(6)	RSUs were granted to select NEOs in order to compensate such NEOs for forfeited awards at their former employer.

(7)	Mr. MacDonald forfeited the PSUs and options granted in 2015 when he separated from service in May 2015.

2015 Outstanding Equity Awards at Year-End

The following table sets forth, for each NEO, details of all equity awards outstanding on December 31, 2015.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options Exercisable (#)		Number of securities underlying unexercised options Unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested(1) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(1) ($)
John P. Tague	500,000	(2)			22.75	12/31/2019
			500,000	(3)	22.75	6/30/2020
										350,000	(4)	4,980,500
Thomas C. Kennedy			279,564	(5)	21.52	1/20/2020
							13,740	(6)	195,520
										42,942	(7)	611,065
										92,937	(8)	1,322,494
Jeffrey T. Foland			348,627	(5)	21.28	2/28/2020
							352,444	(9)	5,015,278
										117,482	(8)	1,671,769
Thomas J. Sabatino, Jr.			258,900	(5)	22.69	3/10/2020
							220,362	(9)	3,135,751
										88,145	(8)	1,254,303
Tyler A. Best			225,543	(5)	21.85	2/25/2020
										73,227	(8)	1,042,020
Brian P. MacDonald(10)	—		—		—	—	—		—	—		—

(1)	Based on the closing market price of the Company’s common stock on December 31, 2015 of $14.23.

(2)	These options represent the Transition Options granted to Mr. Tague as detailed in “Compensation Discussion and Analysis” above and vested on December 31, 2015.

(3)	These options represent the Performance Options granted to Mr. Tague as detailed in “Compensation Discussion and Analysis” above and are reported at target. Depending on our financial performance from 2015-2017, the number of options eligible to be earned may decrease from the target award and may not increase.

(4)	These awards represent the PSUs granted to Mr. Tague as detailed in “Compensation Discussion and Analysis” above and are reported at target. Depending on our financial performance from 2015-2017, the number of PSUs eligible to be earned may increase or decrease.

(5)	These options were awarded in 2015 and will vest for Mr. Kennedy 25% on each anniversary of the date of grant, for Messrs. Foland and Sabatino 20% on each date of grant, and for Mr. Best 33 1/3% on each date of grant, subject to continued employment.

(6)	This award granted to Mr. Kennedy in connection with his hire as our Chief Financial Officer in December 2013 will vest on December 9, 2016 if Mr. Kennedy continues to remain employed with us and retains at least 41,000 shares of our common stock through such date.

(7)	The awards reported include the grants of PSUs based on Adjusted Corporate EBITDA made in 2014 and are earned based on Adjusted Corporate EBITDA performance for 2014 or combined 2014-2015. None of the PSUs were earned based on Adjusted Corporate EBITDA performance for 2014. The grant is reported at target.

(8)	The awards reported include the grants of PSUs based on Adjusted Corporate EBITDA made in 2015. The grants are reported at target.

(9)	The awards reported for Messrs. Foland and Sabatino include RSUs which will vest 50% on July 12, 2016 and 50% on January 12, 2018 if Messrs. Foland and Sabatino are employees of the Company on each respective vesting date.

(10)	Mr. MacDonald had no outstanding awards as of December 31, 2015.

Hertz Global Holdings, Inc. 2016 Proxy Statement	33

EXECUTIVE COMPENSATION

2015 Option Exercises and Stock Vested

In 2015, the NEOs did not exercise stock options or receive shares of common stock as a result of stock awards vesting.

Pension Benefits

In 2014, we modified the overall structure of, and participation in, our various retirement plans. As previously announced on October 22, 2014, effective as of December 31, 2014, we are no longer providing future benefit accruals under the following plans (the “Previous Plans”):

•	The Hertz Corporation Account Balance Defined Benefit Pension Plan;

•	The Hertz Corporation Benefit Equalization Plan, or “BEP”; and

•	The Hertz Corporation Supplemental Executive Retirement Plan, or “SERP II.”

To replace the Previous Plans, we offered to our employees, including the NEOs participation in a revised defined contribution plan. Beginning January 1, 2015 the Company increased employer contributions under the Company’s qualified 401(k) savings plan (the “401(k) Plan”), to provide that eligible participants under the 401(k) Plan are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of employee contributions (up to 3% of compensation) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation), with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Code on compensation that may be taken into account. For a transition period, certain eligible participants under the 401(k) Plan received additional employer contribution amounts to their 401(k) Plan account depending on their years of service and age.

In connection with the replacement of the Previous Plans and the adoption of the 401(k) Plan, we adopted a deferred compensation plan, The Hertz Corporation Supplemental Income Savings Plan (the “Savings Plan”) to provide for eligible employees, including the NEOs, to defer part of their compensation, effective for 2015. The Savings Plan is a deferred compensation plan that provides benefits that cannot be provided in The Hertz Corporation Income Savings Plan due to Code limitations on compensation. For any deferral elections, the Company will match an amount generally equal to (i) 100% of employee contributions (up to 3% of the compensation that cannot be taken into account under the 401(k) Plan) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation that cannot be taken into account under the 401(k) Plan). For a transition period, certain eligible participants under the Savings Plan received additional employer contribution amounts to their Savings Plan account depending on their years of service and age. The match under the Savings Plan is in addition to the match under the 401(k) Plan. The total match that any participant may receive under the 401(k) Plan and the Savings Plan (other than with respect to transition credits) may not exceed the maximum 4% match.

Employment Agreements, Change in Control Agreements and Separation Agreements

The Company and its subsidiaries have entered into employment agreements and Change in Control Agreements with certain key employees, including certain of the NEOs, to recruit them to our Company and promote stability and continuity of senior management. Information about such agreements and the separation agreement with Brian MacDonald is set forth below. All of the agreements referred to below are listed in the Exhibit Index to the Company’s 2015 Annual Report.

Employment Agreement with John P. Tague

On November 20, 2014, Mr. Tague signed a term sheet outlining the employment terms between him and the Company, which was memorialized in Mr. Tague’s employment agreement executed on December 16, 2014. Under the employment agreement, Mr. Tague will serve as CEO of the Company and Hertz from November 21, 2014, through December 31, 2017, unless terminated earlier. Mr. Tague is entitled to an annual base salary of $1,450,000 and is eligible to receive a target bonus for 2015 and beyond of 150% of his annual base salary. For 2015, Mr. Tague was eligible for, and received, 60% of his target bonus pursuant to his employment agreement. Mr. Tague is entitled to receive the benefits and perquisites we generally provide to our senior executives.

34	Hertz Global Holdings, Inc. 2016 Proxy Statement

EXECUTIVE COMPENSATION

Mr. Tague’s employment agreement, as modified by a letter agreement dated March 31, 2015 and a letter agreement dated June 30, 2015, also awarded Mr. Tague 1,000,000 stock options, 500,000 of which vested on December 31, 2015 through Mr. Tague’s successful selection of a management team and presentation of a business plan. The remaining 500,000 options shall vest based on the achievement of revenue efficiency metrics. In addition, on December 1, 2015, we issued Mr. Tague 350,000 PSUs, which can be earned between 50% to 150% of target based on the achievement of certain revenue efficiency metrics as the Performance Options listed in the preceding sentence. Based on applicable SEC and accounting rules, the 500,000 Transition Options were recognized as granted in 2014. Because the Compensation Committee did not establish revenue efficiency targets for the remaining awards until 2015, the Performance Options and PSUs are recognized as granted in 2015. The Board and Compensation Committee did not grant Mr. Tague any other equity awards in 2015 other than those provided under his employment agreement. For additional description of Mr. Tague’s equity awards, see “Long-Term Equity Incentives-Award Structure for John P. Tague” above.

The employment agreement also provides that if Mr. Tague’s employment is terminated other than for “Cause”, by Mr. Tague for “Good Reason” or due to death or “Disability” (all as defined in the employment agreement), Mr. Tague shall be entitled to: (i) a cash payment consisting of Mr. Tague’s unpaid base salary through the date of termination, earned but unpaid bonus for any completed fiscal year and accrued and unused vacation pay, (ii) prorated vesting of the stock option grants and the PSU grants, with performance metrics deemed satisfied at target levels and (iii) eligibility of certain expenses for relocation back to Texas. If Mr. Tague’s employment is terminated for any other reason, he will be entitled to the benefits (if any) under the Severance Plan for Senior Executives, which is described in more detail below.

Mr. Tague’s term sheet is filed as exhibit 10.1 to the Form 8-K the Company filed on November 25, 2014, Mr. Tague’s employment agreement is filed as exhibit 10.1 to the Form 8-K/A the Company filed on December 22, 2014, Mr. Tague’s letter agreement dated March 31, 2015 is filed as exhibit 10.1 to the Form 8-K the Company filed on April 3, 2015 and Mr. Tague’s letter agreement dated June 30, 2015 is filed as exhibit 10.41 to the Company’s Form 10-K filed on July 16, 2015.

Other Named Executive Officers

Employment Arrangements with Thomas C. Kennedy

On January 20, 2015 the Company and Mr. Kennedy entered into an arrangement whereby we agreed that Mr. Kennedy’s base salary would be set at $700,000 for 2015, his target bonus would be set at 135% of his base salary, he would receive a 2015 equity award with a value of $4 million and subsequent equity awards with a $2 million target value.

Mr. Kennedy’s letter agreement is filed as exhibit 10.42 to the Company’s Form 10-K filed on July 16, 2015.

Employment Arrangements with Brian P. MacDonald

Mr. MacDonald resigned as CEO of HERC effective May 20, 2015 under circumstances that entitled him to the severance benefits provided under the employment agreement and the letter agreement in the case of a termination without cause. In connection with his separation, he entered into a Separation Agreement and General Release dated May 26, 2015. As required by the employment and letter agreements, Mr. MacDonald (1) was paid the product of (a) 2 times (b) the sum of his base salary and his target 2014 bonus, for a total of $5,060,000, on the 30th day following his date of termination; (2) was paid $3,000,000 on the 30th day following his date of termination (this separation payment represented compensation for the lost opportunity to earn equity awards provided for by his employment agreement and letter agreement he entered into with the Company); (3) is eligible to be paid a pro rata portion of his 2015 EICP bonus as calculated in accordance with the process outlined in “Compensation Discussion and Analysis-Annual Cash Compensation-Annual Cash Incentive Program (EICP)” above; and (4) he will be provided continued health and other certain benefits under Hertz’s benefits plans for the same cost 24 months after his separation, unless he receives health benefits from another employer. In exchange, Mr. MacDonald agreed to a waiver and release of claims against us, to cooperate with us for a period of three years with respect to activities that occurred during his tenure at the Company and not to disparage us. In addition, Mr. MacDonald reaffirmed his commitment to be bound by the restrictive covenants concerning noncompetition and nonsolicitation of employees and clients contained in his employment agreement. Mr. MacDonald also made certain representations within his Separation Agreement and General Release stating that he did not: (i) engage in any conduct that constituted willful gross neglect or willful gross misconduct with respect to his employment duties which resulted or will result in material economic harm to the Company; (ii) knowingly violate the Company’s Standards of Business Conduct or similar policy; (iii) facilitate or engage in, and has no knowledge of, any financial or accounting improprieties or irregularities; and (iv) knowingly make any incorrect or false statements in any of his certifications relating to filings required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any filings required under applicable securities laws.

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EXECUTIVE COMPENSATION

Mr. MacDonald’s letter agreement is filed as exhibit 10.1 to the Form 8-K the Company filed on November 14, 2014, and Mr. MacDonald’s separation agreement is filed as exhibit 10.38 to the Company’s Form 10-K filed on July 16, 2015.

Employment Arrangements with Jeffrey T. Foland

On January 15, 2015, the Company entered into a term sheet with Mr. Foland to serve as Senior Executive Vice President and Chief Revenue Officer of the Company and Hertz. Mr. Foland’s term sheet provided that he would receive (i) an annual base salary of $850,000, (ii) a target annual bonus of no less than 135% of base salary and (iii) a maximum annual bonus of 160% of base salary. For 2015, Mr. Foland was eligible for, and was awarded, his target bonus pursuant to his term sheet. Mr. Foland was eligible for an additional bonus opportunity of 40% of his base salary in 2015.

In order to hire and retain Mr. Foland, we agreed to provide Mr. Foland compensation to replace forfeited compensation at his former employer. Mr. Foland received a one-time $1,500,000 cash payment and a one-time grant of 352,444 RSUs as discussed above under “Long-term Equity Incentives—Award Structure for New Hires.” The RSUs will vest 50% on July 12, 2016 and 50% on January 12, 2018, subject to continued employment at each vesting date. In the event that we terminate Mr. Foland without cause, or due to his permanent disability or death, then all of the RSUs will vest.

Mr. Foland was granted options and PSUs in 2015 as discussed above in “Long Term Equity Incentives”. Mr. Foland is entitled to receive the benefits and perquisites we generally provide to our senior executives.

Mr. Foland’s term sheet is filed as exhibit 10.40 to the Company’s 2015 Annual Report.

Employment Arrangements with Thomas J. Sabatino, Jr.

On January 16, 2015, the Company entered into a term sheet with Mr. Sabatino to serve as Senior Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company and Hertz. Mr. Sabatino’s term sheet provided that he would receive (i) an annual base salary of $700,000, (ii) a target annual bonus of no less than 135% of base salary and (iii) a maximum annual bonus of 160% of base salary. For 2015, Mr. Sabatino was eligible for, and was awarded, his target bonus pursuant to his term sheet. Mr. Sabatino was eligible for an additional bonus opportunity of 40% of his base salary in 2015.

In order to hire and retain Mr. Sabatino, we agreed to provide Mr. Sabatino compensation to replace forfeited compensation at his former employer. Mr. Sabatino received a one-time $1,500,000 cash payment and a one-time grant of 220,362 RSUs as discussed above under “Long-term Equity Incentives—Award Structure for New Hires.” The RSUs will vest 50% on July 12, 2016 and 50% on January 12, 2018, subject to continued employment at each vesting date. In the event that we terminate Mr. Sabatino without cause, or due to his permanent disability or death, then all of the RSUs will vest.

Mr. Sabatino was granted options and PSUs in 2015 as discussed above in “Long Term Equity Incentives”. Mr. Sabatino is entitled to receive the benefits and perquisites we generally provide to our senior executives.

Mr. Sabatino’s term sheet is filed as exhibit 10.38 to the Company’s 2015 Annual Report.

Employment Arrangements with Tyler A. Best

On December 23, 2014, the Company entered into a term sheet with Mr. Best to serve as Executive Vice President and Chief Information Officer of the Company and Hertz. Mr. Best’s term sheet provided that he would receive (i) an annual base salary of $600,000, (ii) a target annual bonus of no less than 100% of base salary and (iii) a maximum annual bonus of 150% of base salary. For 2015, based on outstanding individual performance, Mr. Best was awarded a bonus of 130% of his base salary. Mr. Best was eligible for an additional bonus opportunity of 50% of his base salary in 2015.

In order to hire and retain Mr. Best, we agreed to provide Mr. Best compensation to replace forfeited compensation at his former employer. Mr. Best received a one-time $2,000,000 cash payment.

Mr. Best was granted options and PSUs in 2015 as discussed above in “Long Term Equity Incentives”. Mr. Best is entitled to receive the benefits and perquisites we generally provide to our senior executives.

Mr. Best’s term sheet is filed as exhibit 10.39 to the Company’s 2015 Annual Report.

36	Hertz Global Holdings, Inc. 2016 Proxy Statement

EXECUTIVE COMPENSATION

Change in Control Agreements

The NEOs have entered into Change in Control Agreements. The Change in Control Agreements will continue to automatically renew for one-year extensions unless we give 15-months’ notice. In the event of a change in control during the term of the Change in Control Agreements, the agreement will remain in effect for two years following the change in control.

The Change in Control Agreements are “double trigger” agreements, meaning that any payments and benefits are paid only if (i) there is a change in control of the Company and (ii) the covered executive is terminated by us without “cause” or by the covered executive with “good reason”, in either case within two years following the change in control. If this occurs the covered executive will be entitled to the following payments and benefits:

•	a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive’s annual base salary earned but not paid through the date of termination, (ii) one-twelfth of the target annual bonus payable to the executive, multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs, and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable within 30 days of the executive’s termination;

•	a lump sum cash payment equal to a multiple (the “severance multiple”) of the sum of the executive’s annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the covered executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels. The severance multiples are: for Messrs. Tague and MacDonald, 2.5, for Messrs. Kennedy, 2.0 and for Messrs. Foland, Sabatino and Best, 1.5;

•	continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

•	within the period of time from the date of the executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

The foregoing are intended to be in lieu of any other payments and benefits to be made in connection with a covered executive’s termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits. After a change in control, in the event the covered executive’s employment is terminated by reason of death or “Disability,” or the covered executive satisfies the conditions for “Retirement” (as those terms are defined in the Change in Control Agreement) then the executive will be entitled to his or her benefits in accordance with the retirement or benefit plans of the Company in effect. After a change in control, in the event the covered executive’s employment is terminated by reason of “Cause” or by the executive without “Good Reason” (as those terms are defined in the Change in Control Agreement) then the Company shall pay the executive his or her full base salary at the rate in effect at the time notice of termination was given and shall pay any other amounts according to any other compensation plans or programs in effect.

Our Change in Control Agreements that we have entered into with the NEOs do not contain tax gross-up provisions on any golden parachute excise tax.

The agreement also contains a confidentiality covenant that extends indefinitely following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for 12 months following the executive’s termination of employment. In the event that the executive breaches these covenants, the Company is entitled to stop making payments to the executive and seek injunctive relief in certain circumstances.

Severance Plan for Senior Executives

The Severance Plan for Senior Executives provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the Change in Control Agreements. Messrs. Tague, Kennedy, Foland, Sabatino and Best were designated as participants in the Severance Plan for Senior Executives. If any covered executive is terminated for death, “Cause,” or “Permanent Disability” or the covered executive satisfies the conditions for “Retirement” (as those terms are defined in the Severance Plan for Senior Executives) the executive will not be entitled to any benefits under the Severance Plan for Senior Executives. However, if the covered executive is terminated for any other reason, the executive will be or was entitled to the following payments and benefits:

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EXECUTIVE COMPENSATION

•	a pro rata portion of the annual bonus that would have been payable to the participant, payable at the same time bonuses are paid to other executives;

•	cash payments in the aggregate equal to a multiple (the “severance multiple”), based on the executive’s position, of the executive’s annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, with respect to the three calendar years preceding the year in which the termination occurs; or, for executives without a three-year bonus history, by reference to target levels; or, if an executive has not had an opportunity to earn or be awarded one full year’s bonus as of his or her termination of employment, the executive’s target bonus for the year of termination, payable in equal installments over a period of whole and/or partial years equal to the severance multiple. The severance multiple for Messrs. Tague, Kennedy, Foland, Sabatino and Best is 1.5;

•	continuation of all medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

•	within the period of time from the date of executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The Severance Plan for Senior Executives also contains a confidentiality covenant that extends for 24 months following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive’s termination of employment equal to the severance multiple.

If an executive is entitled to severance payments and benefits under the Severance Plan for Senior Executives and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the Severance Plan for Senior Executives.

Treatment of EICP Payments and Equity Compensation upon a Termination or a Change in Control

The following chart generally summarizes the treatment of EICP payments and equity compensation for each of our NEOs under the Senior Executive Bonus Plan and the awards outstanding under the 2008 Omnibus Plan as of December 31, 2015.

Award	Death/Disability	Voluntary	Retirement	With Cause	Without Cause	Change In Control If Not Assumed/ Substituted(1)

EICP	Forfeit(2)	Forfeit(2)	Forfeit(2)	Forfeit(2)	Pro-rata(3)	Pro-rata
Omnibus Plan Options	Unvested vest(4)	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
PSUs(5)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit unvested	Forfeit unvested	Unvested vest
Other Outstanding Awards(6)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit unvested	Forfeit unvested	Unvested vest

(1)	The terms of the 2008 Omnibus Plan contain “double-trigger” provisions in the event of a change in control. If the options or units are exchanged for or replaced by a substitute award, then the awards will not automatically vest upon a change in control. However, if a change in control occurs and the awards are not exchanged or replaced, all options shall immediately become exercisable, the restriction period on all restricted stock units shall lapse immediately prior to such change in control, and outstanding PSUs issued to our NEOs generally vest.

(2)	Assumes that employment ends prior to the end of the fiscal year of the Company (a “Performance Period”) under the Senior Executive Bonus Plan.

(3)	Amount is payable under the Severance Plan for Senior Executives.

(4)	Mr. Tague’s Performance Options and Transition Options vest on a pro-rata basis in the event of his death or disability.

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EXECUTIVE COMPENSATION

(5)	In 2014 and 2015, we made PSUs grants pursuant to the Company’s 2008 Omnibus Plan which were based on the achievement of Adjusted Corporate EBITDA. With respect to such PSUs, if the employment of any of our NEOs is terminated by reason of death or disability on or prior to the first anniversary of the date PSUs were awarded, the officer will retain a pro rata portion of the PSUs, based on the number of days elapsed since the date of grant, and the remaining PSUs will be forfeited. The retained PSUs will be eligible to vest if the performance goal is achieved for the first performance year and will be forfeited if the performance goal is not achieved. For PSUs granted in 2014, if the employment of a NEO is terminated by reason of death or disability after the first anniversary of the date that the PSUs were awarded, then, based on the applicable achievement of the performance goals in the first year and the cumulative two-year period a pro rata portion of the PSUs will vest, based on the number of days elapsed since the first anniversary of the date of grant. For PSUs granted in 2014, if the employment of a NEO is terminated by reason of death or disability after the second anniversary of the date that the PSUs were awarded, then, based on the applicable achievement of the performance goals in the first year and the cumulative two-year period, a pro rata portion of the PSUs will vest, based on the number of days elapsed since the second anniversary of the grant date. If a NEO’s employment is terminated for any other reason, PSUs will be forfeited. For PSUs granted in 2015, if the employment of an NEO is terminated by reason of death of disability, then the NEO will retain a pro rata amount of PSUs during the year in which the termination occurs, with PSUs for previous years either earned or forfeited in accordance with the award terms. If a NEO’s employment is terminated for any other reason, such PSUs will be forfeited.

(6)	In the event that we terminate either Mr. Foland or Mr. Sabatino without cause, or in the event of the executive's permanent disability or death, then all of the RSUs we awarded to each executive (as described in "Compensation Discussion and Analysis—Long-Term Equity Incentives—Award Structure for New Hires") will vest.

Payments upon Termination or Change in Control

The following tables outline the value of payments and benefits that each NEO, other than Mr. MacDonald, who was awarded severance payments as set forth under “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers” above, would receive under the various termination scenarios described above based on if (i) the termination occurred on December 31, 2015, (ii) all stock awards were paid out at $14.23, the closing price of the Company’s common stock on December 31, 2015, (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”), (iv) no replacement awards were granted by our Compensation Committee and (v) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the participant’s 401(k) Plan amounts are excluded from the below tables, except to the extent that there are any enhancements as a result of the applicable termination event.

Hertz Global Holdings, Inc. 2016 Proxy Statement	39

EXECUTIVE COMPENSATION

John P. Tague

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	5,437,500		—	—		9,062,500
Bonus	—	1,305,000	(1)	—	1,305,000	(1)	2,175,000
Continued Benefits	—	9,569		—	—		13,379	(2)
Outplacement	—	25,000		—	—		25,000
Life Insurance Payment	—	—		—	200,000	(3)	—
Payment for Outstanding PSUs	—	1,780,003	(4)	—	1,780,003	(4)	4,980,500
Total	—	8,557,072		—	3,285,003		16,256,379

(1)	Reported as actual bonus paid for 2015.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event.

Thomas C. Kennedy

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	2,467,500		—	—		3,290,000
Bonus	—	945,000	(1)	—	—		945,000
Continued benefits	—	11,843		—	—		18,242	(2)
Outplacement	—	25,000		—	—		25,000
Life Insurance Payment	—	—		—	700,000	(3)	—
Payment for Outstanding PSUs	—	—		—	867,078	(4)	2,129,078
Total	—	3,449,343		—	1,567,078		6,407,320

(1)	Reported as actual bonus paid for 2015.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of death or disability.

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EXECUTIVE COMPENSATION

Jeffrey T. Foland

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	2,996,250		—	—		2,996,250
Bonus	—	1,147,500	(1)	—	—		1,147,500
Continued benefits	—	13,704		—	—		14,958	(2)
Outplacement	—	25,000		—	—		25,000
Life Insurance Payment	—	—		—	850,000	(3)	—
Payment for Outstanding RSUs	—	5,015,278		—	5,015,278	(4)	5,015,278
Payment for Outstanding PSUs	—	—		—	529,775	(4)	1,671,769
Total	—	9,197,732		—	6,395,053		10,870,755

(1)	Reported as actual bonus paid for 2015.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of death or disability.

Thomas J. Sabatino, Jr.

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	2,467,500		—	—		2,467,500
Bonus	—	945,000	(1)	—	—		945,000
Continued benefits	—	9,395		—	—		12,582	(2)
Outplacement	—	25,000		—	—		25,000
Life Insurance Payment	—	—		—	200,000	(3)	—
Payment for Outstanding RSUs	—	3,135,751			3,135,751	(4)	3,135,751
Payment for Outstanding PSUs	—	—		—	373,427	(4)	1,254,303
Total	—	6,582,646		—	3,709,178		7,840,136

(1)	Reported as actual bonus paid for 2015.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of death or disability.

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EXECUTIVE COMPENSATION

Tyler A. Best

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	1,800,000		—	—		1,800,000
Bonus	—	780,000	(1)	—	—		600,000
Continued benefits	—	11,909		—	—		12,794	(2)
Outplacement	—	25,000		—	—		25,000
Life Insurance Payment	—	—		—	200,000	(3)	—
Payment for Outstanding PSUs	—	—		—	323,550	(4)	1,042,020
Total	—	2,616,909		—	523,550		3,479,814

(1)	Reported as actual bonus paid for 2015.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of death or disability.

42	Hertz Global Holdings, Inc. 2016 Proxy Statement

DIRECTOR COMPENSATION

Director Compensation

The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of the Company’s stockholders. As a result, the Company’s Board has approved the Hertz Global Holdings, Inc. Directors Compensation Policy (the “Director Compensation Policy”), pursuant to which our non-employee directors were entitled to the following compensation:

Board/Committee	2015 Non-Employee Director Compensation

Board	•	Annual Cash Retainer:	$85,000	•	Restricted Stock Unit Grant:	$125,000
Audit	•	Annual Chair Fee:	$35,000	•	Annual Member Fee:	$17,500
Compensation	•	Annual Chair Fee:	$30,000	•	Annual Member Fee:	$15,000
Nominating and Governance	•	Annual Chair Fee:	$25,000	•	Annual Member Fee:	$12,500

•	Under the Director Compensation Policy, the Lead Director is entitled to receive an additional $100,000 annual cash retainer in addition to the fees listed above. However, our Board has determined that in light of Ms. Fayne Levinson’s increased responsibilities as Independent Non-Executive Chair, she instead shall receive an additional annual fee of $350,000, payable in the form of shares of common stock of the Company, except that if the Company is unable to issue registered shares under an effective Form S-8 at the time quarterly cash payments are to be made, any amount otherwise payable in shares is paid in cash for purposes of the relevant quarter. The Company does not pay additional fees to directors for attending Board or committee meetings and does not pay any compensation for serving as members of our Financing Committee.

•	Cash fees for Board and committee service are payable quarterly in arrears. A director may elect, annually in advance, to receive shares of the Company’s common stock having the same fair market value in lieu of such cash fees. A director may elect to receive shares of phantom stock rather than receiving cash fees if the requirements for such deferral are satisfied under applicable tax law. Any director electing to receive phantom shares will receive actual shares of the Company’s common stock on the earlier of when the director no longer serves on our Board or a change in control of the Company. Any fee that a director elected to defer is credited to the director’s stock account and is deemed to be invested in a number of phantom shares equal to the number of shares of common stock that would otherwise have been delivered.

•	The restricted stock units are granted to directors after the Company’s annual stockholder meeting and have an equivalent fair market value to such dollar amount on the date of grant. Provided the director is still serving on our Board, these restricted stock units vest on the business day immediately preceding the Company’s next annual meeting of stockholders.

•	We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide car rentals. Any non-employee director who serves for at least five years will, after retirement from such service as a director, be eligible for Hertz #1 Club Platinum Card status and free worldwide car rentals up to a maximum of 90 days each year for fifteen years after his or her retirement.

Hertz Global Holdings, Inc. 2016 Proxy Statement	43

DIRECTOR COMPENSATION

For services rendered during the year ended December 31, 2015, our non-employee directors received the following compensation:

2015 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)

Carl T. Berquist(4)	120,000	125,003	245,003
Michael J. Durham	121,250	125,003	246,253
Carolyn N. Everson(4)	112,500	125,003	237,503
Vincent J. Intrieri(4)	102,500	207,533	310,033
Henry R. Keizer	8,729	125,003	133,732
Debra J. Kelly-Ennis	105,527	—	105,527
Michael F. Koehler	127,500	125,003	252,503
Linda Fayne Levinson	512,137	125,003	637,140
Samuel J. Merksamer	97,500	207,533	305,033
Daniel A. Ninivaggi	100,000	207,533	307,533

(1)	All compensation is for services rendered as directors, including annual retainer fees and committee and chair fees as set forth above. For those directors who joined our Board or resigned from our Board in 2015, the cash retainer fees were pro-rated for their service.

(2)	The value disclosed is the aggregate grant date fair value of 6,417 restricted stock units granted to each director, except for Ms. Kelly-Ennis. The grant date fair value was computed pursuant to FASB ASC Topic 718 and the awards were issued on December 1, 2015. For Messrs. Intrieri, Merksamer and Ninivaggi, the value includes an additional 3,000 shares of common stock for service on our Board from September 15, 2014 to our 2015 annual meeting. The 3,000 shares of common stock are reported at their grant date fair value and were issued on December 1, 2015. Assumptions used in the calculation of these amounts are included in the Note on Stock-Based Compensation to the Notes to our consolidated financial statements included in the 2015 Annual Report.

(3)	In addition to the restricted stock units and shares of common stock reported above in footnote 2, Mr. Berquist and Mr. Durham each own 23,350 options. As of December 31, 2015, Mr. Berquist owned 64,492.2 phantom shares, Ms. Everson owned 15,763 phantom shares and Mr. Intrieri owned 9,656 phantom shares.

(4)	Elected to receive fees that would otherwise be payable in cash in the form of phantom shares.

44	Hertz Global Holdings, Inc. 2016 Proxy Statement

ANNUAL MEETING PROPOSALS: SAY ON PAY

PROPOSAL 2: APPROVAL, BY A NON-BINDING ADVISORY VOTE,

OF THE NAMED EXECUTIVE OFFICERS’ COMPENSATION

We are offering you a non-binding, advisory vote to approve the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis and the related narrative and tabular disclosures, also known as a “Say on Pay” vote.

As detailed in the Compensation Discussion and Analysis, we have designed our compensation programs, among other things, to: (i) properly incentivize our NEOs to accomplish our short- and long-term objectives, (ii) be in line with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our NEOs for not only their individual performance, but the performance of their business unit and the Company overall and (iv) hire and retain our NEOs. In addition, as further detailed in the Compensation Discussion and Analysis, we continually revise our pay practices to be in line with market practices and compensation norms.

Accordingly, you may cast an advisory vote on the following resolution at the 2016 annual meeting:

“RESOLVED, that the compensation awarded to the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED.”

Effect of Proposal

The effect of the Say on Pay vote is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote in determining the compensation of our NEOs and our compensation programs generally. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Stockholder Communications with the Board” set forth in this proxy statement.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board recommends a vote FOR approval, by a non-binding advisory vote, of the named executive officers’ compensation.

Hertz Global Holdings, Inc. 2016 Proxy Statement	45

ANNUAL MEETING PROPOSALS: REVERSE STOCK SPLIT

PROPOSAL 3: APPROVAL OF A POTENTIAL AMENDMENT TO
OUR AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND
AUTHORIZE OUR BOARD OF DIRECTORS TO SELECT THE RATIO OF
THE REVERSE STOCK SPLIT AS SET FORTH IN THE AMENDMENT

Background and Purpose of the Potential Reverse Stock Split

As of the date of this proxy statement, we are in the process of effecting the separation of our worldwide equipment rental business, which is primarily conducted through our Hertz Equipment Rental Corporation ("HERC") subsidiary, from our rental car operations through a reverse spin-off (the “Spin-Off”) of our car rental operations from HERC. The effect of the Spin-Off will be that our HERC business will be conducted under Hertz Global Holdings, Inc. (to be renamed HERC Rentals Holdings, Inc. after the Spin-Off) and our car rental operations will be conducted through a new holding company, Hertz Rental Car Holding Company, Inc. (“New Hertz”). New Hertz has filed a Form 10 registration statement as of the date of this proxy statement in order to accomplish the Spin-Off. Based on discussions with our financial advisers, we believe that if we were to complete a Spin-Off, the trading price of our common stock after the Spin-Off may be significantly lower than the current market price due to the fact that the rental car business will no longer be a part of our Company.

We intend for our common stock to remain attractive to investors that may have limitations on owning lower-priced stocks. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers or clients. In addition, some of those policies and practices may function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Moreover, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a lower average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that if we engage in a Spin-Off, the reverse stock split will make our common stock a more attractive and cost effective investment for many investors, which is expected to enhance liquidity for the holders of our common stock.

We believe that approval of a number of alternative ratios of the reverse stock split as opposed to one specific ratio of the reverse stock split provides the Board with the flexibility to achieve the purposes of the reverse stock split based on the expected value and trading ranges of our common stock at a point in time closer to completion of the Spin-Off.

Board Discretion to Implement the Reverse Stock Split

Approval of this proposal authorizes the Board to select among a range of reverse stock split ratios and to reduce the number of authorized shares of common stock and preferred stock in a proportionate ratio within the amendment to our Amended and Restated Certificate of Incorporation, which is set forth in Annex B to this proxy statement. The Board expects to implement the reverse stock split and reduction in the number of shares of authorized common stock and preferred stock only in connection with a Spin-Off where the reverse stock split would be in the best interests of the Company and its stockholders. While the results of the stockholder vote on this proposal will not affect the Board's decision to continue with the Spin-Off, if the Spin-Off does not occur, the Board will not implement the reverse stock split and the reduction of authorized shares of common stock and preferred stock.

No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the reverse stock split, additional details regarding the reverse stock split (including the final reverse stock split ratio, as determined by the Board and the proportionate decrease in the number of authorized shares of common stock and preferred stock). The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or its stockholders.

Risks Associated with the Reverse Stock Split

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results,

46	Hertz Global Holdings, Inc. 2016 Proxy Statement

ANNUAL MEETING PROPOSALS: REVERSE STOCK SPLIT

market conditions and the market perception of our business and industry may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

Implementation of the reverse stock split would decrease the number of authorized shares of common stock and preferred stock available for issuance. As of the date of this proxy statement, we had no shares of preferred stock outstanding.

Impact of the Proposed Reverse Stock Split If Implemented

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder's percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split could result in any of our stockholders receiving cash in lieu of a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of our common stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

•	the number of issued and outstanding and treasury shares of our common stock and the number of authorized shares of our common stock will be reduced proportionately based on the final reverse stock split ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the Board;

•	the number of authorized shares of our preferred stock will be reduced proportionately based on the final reverse stock split ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-8, 1-for-10, 1-for-15 or 1-for-20, as determined by the Board;
•	based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of our common stock issuable upon the exercise of all outstanding option awards and the vesting of all unvested stock units (including restricted stock units and performance stock units) will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;

•	the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio; and

•	the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Authorized Shares of Common Stock and Preferred Stock

When the Board elects to effect the reverse stock split, we will also reduce the number of authorized shares of our common stock and preferred stock under our Amended and Restated Certificate of Incorporation in proportion to the reverse stock split ratio. The Board would effect this reduction of authorized shares by filing the amendment to our Amended and Restated Certificate of Incorporation, which is set forth in Annex B to this proxy statement. Under our Amended and Restated Certificate of Incorporation, our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01, and 200,000,000 shares of preferred stock, par value $0.01.

As of March 8, 2016, we had 424,011,802 shares of common stock outstanding and the ability to issue approximately 1,575,988,198 shares. As of March 8, 2016, we had zero shares of preferred stock outstanding and the ability to issue

Hertz Global Holdings, Inc. 2016 Proxy Statement	47

ANNUAL MEETING PROPOSALS: REVERSE STOCK SPLIT

200,000,000 shares. The below table illustrates the number of shares of common stock that would be outstanding and the number of shares of common stock that we would have the ability to issue based on the reverse stock split ratios as set forth in Annex B to this proxy statement:

Reverse stock split ratio	Number of outstanding shares of common stock	Number of authorized shares of common stock available for issuance after proportional reduction

1-for-2	212,005,901	787,994,099
1-for-3	141,337,267	525,329,400
1-for-4	106,002,951	393,997,050
1-for-5	84,802,360	315,197,640
1-for-6	70,668,634	262,664,699
1-for-8	53,001,475	196,998,525
1-for-10	42,401,180	157,598,820
1-for-15	28,267,453	105,065,880
1-for-20	21,200,590	78,799,410

The below table illustrates the total number of authorized shares of common stock and preferred stock under our Amended and Restated Certificate of Incorporation after the proportional reduction of such shares based on the reverse stock split ratios as set forth in Annex B to this proxy statement:

Reverse stock split ratio	Number of authorized shares of common stock after proportional reduction	Number of authorized shares of preferred stock after proportional reduction

1-for-2	1,000,000,000	100,000,000
1-for-3	666,666,667	66,666,667
1-for-4	500,000,000	50,000,000
1-for-5	400,000,000	40,000,000
1-for-6	333,333,333	33,333,333
1-for-8	250,000,000	25,000,000
1-for-10	200,000,000	20,000,000
1-for-15	133,333,333	13,333,333
1-for-20	100,000,000	10,000,000

Except for the shares issuable from (i) the exercise or conversion of outstanding options and (ii) the number of shares deliverable upon settlement or vesting of restricted stock units or performance stock units, we do not currently have any plans, proposals or arrangements to issue any of our authorized but unissued shares of common stock. The issuance of any shares pursuant to the preceding sentence were all well within the number of shares authorized and available prior to the proposed reverse stock split.

As of the date of this proxy statement, we do not currently have any plans, proposals or arrangements to issue any of our authorized but unissued shares of preferred stock.

If the Board elects to abandon or otherwise to not effect the reverse stock split for whatever reason, we will also abandon the reduction in the number of authorized shares of common stock and preferred stock.

Fractional Shares

Our stockholders will not receive fractional shares in connection with the reverse stock split. Instead, our transfer agent will aggregate all fractional shares and sell them as soon as practicable after the implementation of the reverse stock split at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take a number of days to sell all of the aggregated fractional shares of our common stock. After the transfer agent's completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest in our common stock.

48	Hertz Global Holdings, Inc. 2016 Proxy Statement

ANNUAL MEETING PROPOSALS: REVERSE STOCK SPLIT

Shares of common stock held in registered form (that is, stock held by you in your own name in the stock register records maintained by our transfer agent) and stock held in "street name" (that is, stock held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and will not be aggregated when effecting the reverse stock split. Banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares in street name through a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Stockholders

All of our stockholders hold their shares electronically in book-entry form. Therefore, no action is required on the part of any stockholder to receive their post-reverse stock split shares of our common stock or their cash payment in lieu of any fractional interest, if applicable. As of the date of this proxy statement, we have no shares of preferred stock outstanding.

Accounting Matters

The amendment to our Amended and Restated Certificate of Incorporation will not affect the par value of our common stock per share or preferred stock per share, both of which will remain $0.01 par value per share. As of the effective time of the reverse stock split the stated capital attributable to our common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods) the Board selects, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported net income or loss per share will increase because there will be fewer shares of common stock outstanding. As of the date of this proxy statement, we have no shares of preferred stock outstanding.

Required Vote to Approve the Reverse Stock Split

Approval of the reverse stock split requires an affirmative vote of holders of at least a majority of the votes to which all of the stockholders of the Company would be entitled to cast at the annual meeting. Under applicable Delaware law, abstentions are counted as shares present and entitled to vote at the annual meeting and therefore will have the same effect as a vote "against" this proposal.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to U.S. Holders (as defined below) of our common stock. The income tax consequences to U.S. Holders of our preferred stock will depend on the terms and conditions of such preferred stock.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or to different interpretation, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, dealers in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, former citizens or residents of the U.S., partnerships or other pass-through entities (or investors therein), persons that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax, U.S. Holders that have a "functional currency" other than the U.S. dollar, "controlled foreign corporations," or "passive foreign investment companies"). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal tax considerations other than U.S. federal income tax considerations (such as gift tax considerations).

This summary is for general information only. This summary is not binding on the Internal Revenue Service ("IRS") or a court. We have not sought, and do not intend to seek, any tax opinion from counsel or ruling from the IRS with respect to any of the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements, or that a contrary position taken by the IRS would not be sustained by a court.

Hertz Global Holdings, Inc. 2016 Proxy Statement	49

ANNUAL MEETING PROPOSALS: REVERSE STOCK SPLIT

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS RELATING TO THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

As used in this discussion, the term "U.S. Holder" means a beneficial owner of common stock that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (x) with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes is the beneficial owner of our common stock, the tax treatment of a partner will depend in part upon the status and activities of the entity and of the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a U.S. Holder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, reduced by any amount allocable to a fractional share for which cash is received. A U.S. Holder's holding period in the post-reverse stock split shares will include the period during which the U.S. Holder held the pre-reverse stock split shares exchanged therefor.

In general, the receipt of cash by a U.S. Holder instead of a fractional share interest in the post-reverse stock split shares will result in a taxable gain or loss to such U.S. Holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. Holder will be determined based upon the difference between the amount of cash received by such U.S. Holder and such holder's basis in its applicable pre-reverse stock split share or shares. The gain or loss recognized will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than one year as of the effective date of the reverse stock split. There are limitations on the deductibility of capital losses under the Code.

The Board recommends a vote FOR the approval of a potential amendment to our amended and restated certificate of incorporation to effect a reverse stock split and authorize our board of directors to select the ratio of the reverse stock split as set forth in the amendment.

50	Hertz Global Holdings, Inc. 2016 Proxy Statement

ANNUAL MEETING PROPOSALS: AUDITOR APPROVAL

PROPOSAL 4: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2016

Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company for 2016. Our Audit Committee believes that PricewaterhouseCoopers LLP is well-qualified.

PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Company since 2005 and for Hertz since 1987. We are not required to have our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but we are doing so because we believe it is a good corporate practice. The Audit Committee will consider, but is not obligated to abide by, the outcome of this vote in determining whether to engage PricewaterhouseCoopers LLP in 2017 or another independent registered public accounting firm without submitting the matter to our stockholders. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board recommends a vote FOR ratification of the selection of

PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2016.

Hertz Global Holdings, Inc. 2016 Proxy Statement	51

AUDITOR INFORMATION

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Company’s fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2015 and 2014 were as follows:

(in millions)	2015	2014

Audit fees(1)	$18	$14
Audit-related fees(2)	1	—
Tax fees(3)	1	1
Total	$20	$15

(1)	Audit fees were for services rendered in connection with the audit of the financial statements included in the Annual Reports of the Company and Hertz on Form 10-K, reviews of the financial statements included in the Company’s and Hertz’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of our internal controls over financial reporting, statutory audits, and providing comfort letters in connection with our financing transactions.

(2)	Audit-related fees were for services rendered in connection with due diligence, assurance services, and employee benefit plan audits.

(3)	Tax fees related to our Like Kind Exchange Program and tax audit assistance.

Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to the Chair of the Audit Committee, who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2015. In May of 2015, the Audit Committee adopted a revised pre-approval policy setting forth the types of services and amounts subject to pre-approval for the 2015 fiscal year.

52	Hertz Global Holdings, Inc. 2016 Proxy Statement

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2015 (the “Audited Financial Statements”).

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

The Audit Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors of the Company that the Audited Financial Statements be included in the 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

THE AUDIT COMMITTEE

Henry R. Keizer, Chair
Michael J. Durham
Vincent J. Intrieri
Michael F. Koehler

Hertz Global Holdings, Inc. 2016 Proxy Statement	53

BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND OFFICERS

The following table sets forth information as of March 8, 2016, unless another date is specified below, with respect to the ownership of the common stock of the Company by:

•	each person known to own beneficially more than 5% of the common stock of the Company;

•	each of the directors or director nominees of the Company;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of the Company’s executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 8, 2016 we had 424,011,802 shares of our common stock outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of the Company, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 8501 Williams Road, Estero, FL 33928.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent %

Carl C. Icahn(1)	63,709,083	15.03
The Vanguard Group(2)	25,849,904	6.10
Wellington Management Group LLP(3)	23,812,630	5.62
Glenview Capital Management LLC(4)	23,203,449	5.47
Directors and Executive Officers(5)
David A. Barnes	0	**
Carl T. Berquist(6)(7)	145,272	**
Michael J. Durham(7)	101,780	**
Carolyn N. Everson(6)	25,064	**
Vincent J. Intrieri(6)	12,656	**
Henry R. Keizer(8)	3,000	**
Michael F. Koehler	27,934	**
Linda Fayne Levinson	37,616	**
Samuel Merksamer	3,000	**
Daniel A. Ninivaggi	5,500	**
John P. Tague(9)	634,200	**
Thomas C. Kennedy(9)	135,891	**
Jeffrey T. Foland(9)	69,725	**
Thomas J. Sabatino, Jr.(9)	66,780	**
Tyler A. Best(9)	102,630	**
All directors and executive officers as a group	1,681,898	**
Brian P. MacDonald(10)	0	**

**	Less than 1%

54	Hertz Global Holdings, Inc. 2016 Proxy Statement

BENEFICIAL OWNERSHIP AND OTHER MATTERS

(1)	Represents shares held by the following group of entities associated with Mr. Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”). The principal business address of each of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes.

The immediately preceding information in this footnote is based solely on the Schedule 13D/A filed with the SEC on December 8, 2015 by Mr. Icahn and entities associated with Mr. Icahn.

(2)	A report on Schedule 13G/A, filed February 11, 2016, disclosed that The Vanguard Group, an investment adviser, was the beneficial owner of 25,849,904 shares of common stock as of December 31, 2015. The Vanguard Group has reported that it has (i) sole power to vote or direct the vote of 392,580 shares of common stock, (ii) sole power to dispose of or direct the disposition of 25,415,948 shares of common stock, (iii) shared power to vote or direct the vote of 37,800 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 433,956 shares of common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. All information regarding The Vanguard Group is based on that entity's report on Schedule 13G/A, filed with the SEC on February 11, 2016.

(3)	A report on Schedule 13G, filed February 11, 2016, disclosed that Wellington Management Group LLP, an investment adviser, and its affiliates were the beneficial owner of 23,812,630 shares of common stock as of December 31, 2015. The Wellington Management Group LLP has reported that it has (i) sole power to vote or direct the vote of 0 shares of common stock, (ii) sole power to dispose of or direct the disposition of 0 shares of common stock, (iii) shared power to vote or direct the vote of 12,023,254 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 23,812,630 shares of common stock. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. All information regarding Wellington Management Group LLP is based on that entity's report on Schedule 13G, filed with the SEC on February 11, 2016.

(4)	A report on Schedule 13G/A, filed February 16, 2016, disclosed that Glenview Company Management, LLC and its affiliates were the beneficial owner of 23,203,449 shares of common stock as of December 31, 2015. Glenview Company Management, LLC has reported that it has (i) sole power to vote or direct the vote of 0 shares of common stock, (ii) sole power to dispose of or direct the disposition of 0 shares of common stock, (iii) shared power to vote or direct the vote of 23,203,449 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 23,203,449 shares of common stock. The address of Glenview Company Management, LLC is 767 Fifth Avenue, 44th Floor, New York, New York 10153. All information regarding Glenview Company Management, LLC is based on that entity's report on Schedule 13G/A, filed with the SEC on February 16, 2016.

(5)	Includes employee and/or director stock options held directly by the beneficial owner which are currently exercisable or which will become exercisable within sixty days; restricted stock units reported as owned outright or which will vest within sixty days; phantom shares issued under the Director Compensation Policy; and any shares that were purchased pursuant to the Company’s employee stock purchase plan.

(6)	Includes the following phantom shares issued under the Director Compensation Policy: (i) 64,492.2 for Mr. Berquist, (ii) 15,763 for Ms. Everson, and (iii) 9,656 for Mr. Intrieri.

Hertz Global Holdings, Inc. 2016 Proxy Statement	55

BENEFICIAL OWNERSHIP AND OTHER MATTERS

(7)	Includes director stock options which are currently exercisable. Messrs. Berquist and Durham each hold currently exercisable director stock options to purchase 23,350 shares.

(8)	Mr. Keizer’s shares are jointly held with his wife.

(9)	Includes the following stock options which are current exercisable: (i) for Mr. Tague 500,000, (ii) for Mr. Kennedy 69,891, (iii) for Mr. Foland 69,725, (vi) for Mr. Sabatino 51,780 and (v) for Mr. Best 75,180.

(10)	The beneficial ownership amount for Mr. MacDonald is as of the last date of his employment.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2015, Messrs. Durham and Ninivaggi and Mses. Everson and Fayne Levinson served as members of our Compensation Committee. None of these individuals: (i) served as an officer or employee of the Company during 2015 or (ii) was formerly an officer of the Company.

During the year 2015: (i) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; (ii) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and (iii) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Company’s reporting persons during 2015 were filed on time, with the exception of late filings by (i) Jeffrey T. Foland, who filed a late Form 3 and late Form 4 after the grant of employee stock options on January 19, 2015 and (ii) Tyler A. Best, who filed a late Form 4 after the grant of employee stock options on January 26, 2015. The late filings were due to an inadvertent administrative error at the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has not adopted formal policies and procedures specifically designed to address the review and approval of transactions with related parties. The Nominating and Governance Committee is charged with reviewing and approving each transaction that involves the Company or any of its affiliates, on one hand, and (directly or indirectly) a director or a member of his or her family or any entity managed by any such person, on the other hand, unless the Nominating and Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. The Board has also adopted the written Directors’ Code of Conduct applicable to the Board and the Company has adopted the written Standards of Business Conduct, which require all employees, officers and directors to avoid conflicts of interests.

The Directors’ Code of Conduct is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Directors’ Code of Conduct, a conflict of interest may arise when a Board member’s private interest interferes in any way-or even appears to interfere-with the interests of the Company as a whole. The Directors’ Code of Conduct specifies that a conflict of interest may include, among other things, the following:

•	when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Company objectively and effectively;

•	where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser or distributor of the Company’s products or services, or is a competitor; and

•	where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Company or is a competitor.

56	Hertz Global Holdings, Inc. 2016 Proxy Statement

BENEFICIAL OWNERSHIP AND OTHER MATTERS

Pursuant to the Directors’ Code of Conduct, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chair of the Nominating and Governance Committee or the Board.

The Standards of Business Conduct are applicable to all employees, officers and directors of the Company and its subsidiaries. The Standards of Business Conduct generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Company.

The following is a description of certain relationships and transactions that existed or that we have entered into with our directors, major stockholders and certain other related persons since the beginning of 2015, as well as certain other transactions.

Agreements with Carl C. Icahn

On September 15, 2014, the Company entered into a definitive Nomination and Standstill Agreement (the “Nomination and Standstill Agreement”) with Mr. Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Vincent J. Intrieri, Samuel J. Merksamer and Daniel A. Ninivaggi (collectively, the “Icahn Group”).

Pursuant to the Nomination and Standstill Agreement, Mr. Vincent J. Intrieri, Mr. Samuel J. Merksamer and Mr. Daniel A. Ninivaggi (collectively, the “Icahn Designees”) were appointed to the Board of Directors of the Company as Class II, Class I and Class I directors respectively effective as of September 15, 2014. Messrs. Intrieri, Merksamer and Ninivaggi were also appointed to the Board of Directors of Hertz. Pursuant to the Nomination and Standstill Agreement, so long as an Icahn Designee is a member of the Board, the Board will not be expanded to greater than ten directors without the approval from the Icahn Designees then on the Board. In addition, pursuant to the Nomination and Standstill Agreement, subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights in the event an Icahn Designee resigns or is otherwise unable to serve as a director (other than as a result of not being nominated by the Company for an annual meeting subsequent to the 2015 Annual Meeting).

In addition, until the date that no Icahn Designee is a member of the Board (or otherwise deemed to be on the Board pursuant to the terms of the Nomination and Standstill Agreement) (the “Board Representation Period”), the Icahn Group agrees to vote all of its shares of common stock of the Company in favor of the election of all of the Company’s director nominees at each annual or special meeting of the Company. Also pursuant to the Nomination and Standstill Agreement, during the Board Representation Period, and subject to limited exceptions, the Icahn Group will adhere to certain standstill obligations, including the obligation to not solicit proxies or consents or influence others with respect to the same. The Icahn Group further agrees that during the Board Representation Period, subject to certain limited exceptions, the Icahn Group will not acquire or otherwise beneficially own more than 20% of the Company’s outstanding voting securities.

In addition, pursuant to the Nomination and Standstill Agreement, the Board dissolved the previously existing Executive and Finance Committee of the Board, and agreed not to create a separate executive committee of the board so long as an Icahn Designee is a member of the Board.

If at any time the Icahn Group ceases to hold a “net long” position, as defined in the Nomination and Standstill Agreement, in at least (A) 28,500,000 shares of the Company’s common stock, the Icahn Group will cause one Icahn Designee to promptly resign from the Board; (B) 22,800,000 shares of the Company’s common stock, the Icahn Group will cause two Icahn Designees to promptly resign from the Board; and (C) 19,000,000 shares of the Company’s common stock, the Icahn Group will cause all of the Icahn Designees to promptly resign from the Board and the Company’s obligations under the Nomination and Standstill Agreement will terminate.

In addition, pursuant to the Nomination and Standstill Agreement, the Company and the Icahn Group agreed to enter into a customary registration rights agreement.

Hertz Global Holdings, Inc. 2016 Proxy Statement	57

BENEFICIAL OWNERSHIP AND OTHER MATTERS

Indemnification Agreements

The Company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Company’s By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Other Relationships

In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of our Board. We believe that all such rental and procurement transactions have been conducted on an arms length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management’s policy to bring to the attention of our Board any transaction with a related party, even if the transaction arises in the ordinary course of business, if the terms of the transaction would be less favorable to us than those to which we would agree to in normal commercial circumstances. For additional information regarding our transactions with companies of which certain of our independent directors are executive officers, see “Board Independence” above.

58	Hertz Global Holdings, Inc. 2016 Proxy Statement

OTHER MATTERS

OTHER BUSINESS

Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING

We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2015 will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

PROPOSALS FOR 2017

The Company will review for inclusion in next year’s proxy statement stockholder proposals received by           , 2016. Proposals should be sent to Thomas J. Sabatino, Jr., Senior Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company at 8501 Williams Road, Estero Florida, 33928.

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2017 annual meeting of stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Senior Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company containing certain information specified in the By-laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 18, 2017 and no later than February 17, 2017, except that if the 2017 annual meeting of stockholders is held before April 18, 2017 or after July 27, 2017, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our By-laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

Hertz Global Holdings, Inc. 2016 Proxy Statement	59

OTHER MATTERS

ANNUAL REPORT FOR 2015

The Company’s annual report to stockholders for the year 2015 is being made available on or about April , 2016 to persons who were stockholders of record as of March 25, 2016, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,

/s/ Thomas J. Sabatino, Jr.
Thomas J. Sabatino, Jr.
Senior Executive Vice President,
Chief Administrative Officer, General Counsel and Secretary

Estero, Florida

March   , 2016

60	Hertz Global Holdings, Inc. 2016 Proxy Statement

Annex A

NON-GAAP MEASURES

Adjusted pre-tax income or “API” is calculated as income (loss) before income taxes plus certain non-cash acquisition accounting charges, debt-related charges relating to the amortization and write-off of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess the operational performance of our business, exclusive of the items mentioned above. It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.

Gross EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA, as presented herein, represents Gross EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and car rental debt-related charges. Adjusted Corporate EBITDA, as presented herein, represents Corporate EBITDA as adjusted for certain other items, as described in more detail in the reconciliation that follows.

Management uses Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA as operating performance and liquidity metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, Gross EBITDA enables management to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses, which enables management to evaluate our business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Adjusted Corporate EBITDA as a supplemental measure because such information is utilized in the calculation of financial covenants under the Company’s senior credit facilities and in the determination of certain executive compensation.

API, Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA are not recognized measurements under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider API, Gross EBITDA, Corporate EBITDA or Adjusted Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with U.S. GAAP, such as net income, operating income or net cash provided by operating activities.

Hertz Global Holdings, Inc. 2016 Proxy Statement	A-1

The following tables reconcile income (loss) before income taxes, the most comparable U.S. GAAP measure, to Gross EBITDA, Corporate EBITDA, Adjusted Corporate EBITDA and API.

Reconciliation of Income (Loss) Before Income Taxes to Gross EBITDA, Corporate EBITDA, Adjusted Corporate EBITDA and Adjusted Pre-Tax Income (API)

Unaudited

(in millions)	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Income (loss) before income taxes	$341	$(23)	$603
Depreciation and amortization	3,113	3,400	2,872
Interest, net of interest income	622	648	707
Gross EBITDA	$4,076	$4,025	$4,182
Car rental fleet depreciation and lease charges, net	(2,433)	(2,705)	(2,234)
Car rental fleet interest	(253)	(277)	(302)
Car rental fleet debt-related charges(a)	42	31	32
Corporate EBITDA	$1,432	$1,074	$1,678
Non-cash stock-based employee compensation charges(b)	17	10	35
Restructuring and restructuring related charges(b)(c)	96	165	99
Acquisition related costs and charges(d)	3	10	19
Equipment rental spin-off costs(e)	35	39	—
Sale of CAR, Inc. common stock(f)	(133)	—	—
Gain on divestitures(g)	(51)	—	—
Impairment charges and asset write-downs(h)	57	34	40
Integration expenses(i)	5	9	43
Relocation costs(j)	5	9	7
Premiums paid on debt(k)	—	—	29
Loss on extinguishment of debt(l)	—	—	35
Other miscellaneous, unusual or non-recurring items(m)	27	(19)	16
Adjusted Corporate EBITDA	$1,493	$1,331	$2,001
Non-fleet depreciation and amortization(n)	(680)	(695)	(638)
Non-fleet interest, net of interest income	(369)	(371)	(405)
Non-fleet debt-related charges(a)	21	22	36
Non-cash stock-based employee compensation charges(b)	(17)	(10)	(35)
Acquisition accounting(o)	124	132	132
Other(b)(p)	—	(6)	5
Adjusted pre-tax income	$572	$403	$1,096

(a)	Represents non-cash charges relating to the amortization of deferred debt financing costs and debt discounts and premiums.

(b)	For twelve months ended December 31, 2014, excludes $6 million of stock-based compensation forfeitures included in restructuring and restructuring related charges.

(c)	Represents expenses incurred under restructuring actions as defined in U.S. GAAP. Also represents incremental costs incurred directly supporting business transformation initiatives. Such costs include transition costs incurred in connection with business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes, consulting costs and legal fees related to the accounting review and investigation and costs associated with the separation of certain executives.

(d)	Acquisition related costs and charges during the period.

(e)	Represents expense associated with the anticipated HERC spin-off transaction.

(f)	In 2015, represents the pre-tax gain on the sale of shares of CAR, Inc. common stock.

(g)	In 2015, represents the pre-tax gain on the sale of our HERC France and Spain businesses.

(h)	In 2015, primarily comprised of a $40 million write down of the HERC tradename which occurred in the fourth quarter. Also includes a $6 million impairment on the former Dollar Thrifty headquarters in Tulsa, Oklahoma, a $5 million impairment on a building in the U.S. Car Rental segment, $3 million impairment on a held for sale corporate asset, and write downs of $3 million associated with U.S. Car Rental service equipment and assets. In 2014, represents impairments related to the Company’s former corporate headquarters building in New Jersey of $13 million, HERC revenue earning equipment held for sale of $10 million which occurred in the fourth quarter and a write down of assets related to a contract termination of $10 million. In 2013, represents a $40 million impairment of the vehicles subleased to FSNA and its former subsidiary, Simply Wheelz.

(i)	Primarily represents Dollar Thrifty integration related expenses.

(j)	Represents non-recurring costs incurred in connection with the relocation of the Company’s corporate headquarters to Estero, Florida that were not included in restructuring expenses. Such expenses primarily include duplicate facility rent, certain moving expenses, and other costs that are direct and incremental due to the relocation.

(k)	In 2013, represents premiums paid to redeem our 8.50% Former European Fleet Notes.

(l)	In 2013, represents extinguishment of debt for Senior Convertible Notes.

(m)	In the twelve months ended December 31, 2015, primarily consisted of a charge related to a French road tax matter of $23 million. In the twelve months ended December 31, 2014, primarily comprised of a $19 million litigation settlement received in relation to a class action lawsuit filed against an original equipment manufacturer. In 2013, primarily represents cash premiums of $12 million associated with the conversion of the Senior Convertible Notes.

(n)	Amounts related to the Worldwide Equipment Rental segment include depreciation of revenue earning equipment.

(o)	Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of revalued liabilities relating to acquisition accounting.

(p)	In 2013, represents $5 million of depreciation expense related to HERC.

A-2	Hertz Global Holdings, Inc. 2016 Proxy Statement

Annex B

FORM OF CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HERTZ GLOBAL HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Hertz Global Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Effective upon the effective time of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that each [two] [three] [four] [five] [six] [eight] [ten] [fifteen] [twenty] shares of Common Stock immediately prior to the Split Effective Time shall be automatically reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued in the reclassification and, in lieu thereof any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be entitled to receive a cash payment equal to the fair value thereof, as determined in good faith by the Board of Directors. Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Split Effective Time).

2. The first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is [1,100,000,000] [733,333,334] [550,000,000] [440,000,000] [366,666,666] [275,000,000] [220,000,000] [146,666,666] [110,000,000] consisting of : (a) [1,000,000,000] [666,666,667] [500,000,000] [400,000,000] [333,333,333] [250,000,000] [200,000,000] [133,333,333] [100,000,000] shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) [100,000,000] [66,666,667] [50,000,000] [40,000,000] [33,333,333] [25,000,000] [20,000,000] [13,333,333] [10,000,000] shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.”

3. This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall be effective [            ], 201[ ] at [        ] [A.M/P.M.] Eastern Time.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this __ day of ______________, 2016.

HERTZ GLOBAL HOLDINGS, INC.

By:
Name:
Title:

Hertz Global Holdings, Inc. 2016 Proxy Statement	B-1

HERTZ GLOBAL HOLDINGS, INC. 8501 WILLIAMS ROAD ESTERO, FLORIDA 33928

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HERTZ GLOBAL HOLDINGS, INC.
The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1.	Election of the eight nominees identified in the Company's proxy statement to serve as directors until the next annual meeting of stockholders and until their successors are elected and qualify.
	Nominees:	For	Against	Abstain

	1a. Carolyn N. Everson	☐	☐	☐			For	Against	Abstain

	1b. Samuel J. Merksamer	☐	☐	☐	2.	Approval, by a non-binding advisory vote, of the named executive officers' compensation.	☐	☐	☐

	1c. Daniel A. Ninivaggi	☐	☐	☐	3.	Approval of a potential amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split and authorize our Board of Directors to select the ratio of the reverse stock split as set forth in the amendment.	☐	☐	☐
	1d. David A. Barnes	☐	☐	☐

	1e. Carl T. Berquist	☐	☐	☐	4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2016.	☐	☐	☐

	1f. Henry R. Keizer	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	1g. Linda Fayne Levinson	☐	☐	☐

	1h. John P. Tague	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

2016 Annual Meeting Admission Ticket

Hertz Global Holdings, Inc.’s 2016 Annual Meeting of Stockholders

Wednesday, May 18, 2016, at 10:30 a.m. (local time)

Hertz’s Global Headquarters

8501 Williams Road

Estero, Florida 33928

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

E04487-Z67470

Proxy — Hertz Global Holdings, Inc.

2016 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2016 Annual Meeting of Stockholders

John P. Tague, Thomas C. Kennedy and Thomas J. Sabatino, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2016 Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 18, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth on the reverse side. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Carolyn N. Everson, Samuel J. Merksamer, Daniel A. Ninivaggi, David A. Barnes, Carl T. Berquist, Henry R. Keizer, Linda Fayne Levinson and John P. Tague; FOR Proposal 2, approval, by a non-binding advisory vote, of the named executive officers’ compensation; FOR Proposal 3, approval of a potential amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split and authorize our Board of Directors to select the ratio of the reverse stock split as set forth in the amendment; and FOR Proposal 4, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2016.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments:

 (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Items to be voted appear on reverse side.)